Exhibit 10.2

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SEA COAST TRANSPORTATION LLC,

K-SEA TRANSPORTATION PARTNERS L.P.,

SIRIUS MARITIME, LLC,

RCD MARITIME ENTERPRISES, LLC,

SMITH MARITIME, LLC,

WS MARITIME PACIFIC, LLC

AND

THE OTHER PARTIES SIGNATORY HERETO

DATED AS OF JUNE 25, 2007

EXHIBITS

Exhibit A	Form of Employee Release
Exhibit B	Form of Assignment of Membership Interest
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Registration Rights Agreement

SCHEDULES

Schedule 1.1	Certain Permitted Liens
Schedule 2.8	Merger Consideration
Schedule 3.2	Authorization
Schedule 3.3(a)	Capitalization
Schedule 3.3(b)	Capitalization of Sellers
Schedule 3.3(c)	Subscriptions, Etc.
Schedule 3.4	Non-Contravention

Schedule 3.6	Broker Involvement
Schedule 3.8	Accredited Investor
Schedule 4.1	Foreign Qualifications
Schedule 4.2	Authorization
Schedule 4.3(a)	Capitalization
Schedule 4.3(b)	Subscriptions, Etc.
Schedule 4.4	Non-Contravention
Schedule 4.6	Broker Involvement
Schedule 4.7	Litigation
Schedule 4.8	Title to Assets
Schedule 4.9	Continuity Prior to Closing Date
Schedule 4.10	Contracts and Commitments
Schedule 4.11	Trademarks, Trade Names and Intellectual Property
Schedule 4.12(a)	Unaudited Financial Statements
Schedule 4.12(b)	Audited Annual Financial Statements
Schedule 4.12(c)	Unaudited Interim Financial Statements
Schedule 4.12(d)	Budget
Schedule 4.12(e)	Liabilities
Schedule 4.12(f)	Intercompany Transactions
Schedule 4.13	Bank Relations
Schedule 4.14(a)	Material Assets
Schedule 4.14(b)(1)	Owned Vessels
Schedule 4.14(b)(2)	Bareboat Chartered Vessels
Schedule 4.14(b)(3)	Other Vessels
Schedule 4.14(c)	Condition of Vessels
Schedule 4.14(d)	Vessel Documentation
Schedule 4.14(e)	CG-385 Certificates; Captain of Port Orders
Schedule 4.15	Undisclosed Liabilities
Schedule 4.16	Real Estate
Schedule 4.18	Inventory
Schedule 4.19	Employees
Schedule 4.20	Employee Benefits
Schedule 4.22(a)	Compliance with Environmental Laws
Schedule 4.22(b)	Environmental Permits
Schedule 4.22(c)	Hazardous Material
Schedule 4.22(d)	Notice of Environmental Violations; Remedial Actions
Schedule 4.22(e)	Changes in Law
Schedule 4.22(f)	Releases; Disposal of Hazardous Materials
Schedule 4.22(g)	Storage of Hazardous Materials
Schedule 4.22(l)	Remedial Action
Schedule 4.22(m)	Other Environmental Matters
Schedule 4.23	Insurance
Schedule 4.24	Governmental Licenses, Permits and Related Approvals
Schedule 4.25	Responsible Carriers Plan
Schedule 4.26(b)	Notice of Deficiency or Assessment
Schedule 4.26(e)	Federal Tax Basis and Liability

Schedule 4.29	Safety Reports
Schedule 4.30	Transactions with Certain Persons
Schedule 6.11	GAAP Exceptions
Schedule 6.12(a)	Excepted Employees
Schedule 6.13	Vehicle Purchase Option

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), dated as of June 25, 2007, is by and among Sea Coast Transportation LLC, a Delaware limited liability company (“Buyer”), K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), Sirius Maritime, LLC, a Washington limited liability company (“Sirius”), RCD Maritime Enterprises, LLC, a Washington limited liability company (“RCD”), Smith Maritime, LLC, a Washington limited liability company (“Smith LLC”), WS Maritime Pacific, LLC, a Washington limited liability company (“WS Maritime” and, together with RCD and Smith LLC, the “Sellers”), Robert C. Dorn, an individual and sole member of RCD (“Dorn”), Gordon L. K. Smith, an individual and sole member of Smith LLC (“Smith”), and Wayne A. Sundberg, an individual and sole member of WS Maritime (“Sundberg” and, together with Dorn and Smith, the “Members”).

RECITALS

WHEREAS, Sirius is engaged in the maritime transportation of refined petroleum products and related businesses;

WHEREAS, Sellers own all of the issued and outstanding membership interests of Sirius (the “Membership Interests”); and

WHEREAS, Buyer, Sirius, Sellers and the Members have determined that it is in their respective best long-term interests to effect a business combination in which Sirius will merge with and into Buyer on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements stated herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in (a) the preamble, (b) the recitals, (c) this Article I or (d) elsewhere in this Agreement, as the case may be:

Accounts Receivable means all accounts receivable of Sirius and all other rights of Sirius to payment for goods sold or leased or for services rendered, including, without limitation, those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any financial statements, together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of Sirius with respect to any of the foregoing.

Affiliate, with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Persons.

ATB Construction Costs means the excess, if any, of (1) the aggregate of all financing charges, broker charges and construction costs that are supported by written documentation and have been paid by Sirius to third-parties on or prior to the Closing Date in connection with the 185,000 Barrel AT/B Pre-Contract Work Order dated as of October 24, 2006, by and between Sirius and Bender Shipbuilding & Repair Co., Inc., over (2) the amount borrowed by Sirius to make such payments, including, without limitation, amounts borrowed under the Business Loan Agreement.  The parties acknowledge and agree that such amounts shall not include any overhead or similar costs (including personnel expenses) of Sirius.

Business Loan Agreement means the business loan agreement dated as of August 5, 2004 between Bank of America, N.A. and Sirius, as amended by that certain Amended and Restated Business Loan Agreement dated as of June 27, 2006 between Bank of America, N.A. and Sirius.

Buyer Indemnified Party means Buyer and its Affiliates and each of their respective officers, directors, employees, agents and counsel.

Ceiling Amount means $10,000,000; provided that the Ceiling Amount with respect to the Seller Parties’ breaches of representations and warranties contained in Section 4.22 shall be $20,000,000.

Code means the Internal Revenue Code of 1986, as amended.

Common Units means common units representing limited partner interests in the Partnership.

Environmental Laws means any federal, state, local, foreign or international Law (including common law), or other legal requirement, regulating or protecting the public and employee health and safety (including in the workplace), regulating or protecting the environment and natural resources or wildlife, prohibiting Releases into any part of the workplace or the environment, or prohibiting pollution or exposure to Hazardous Materials, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. Sections 9602 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Sections 2014 et seq.), the Occupational Safety and Health Act (“OSHA”) (29 U.S.C. Sections 651 et seq.), and the Oil Pollution Act of 1990 (33 U.S.C. Sections 2701 et seq.) and the regulations promulgated pursuant thereto.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means each entity which is or has been treated as a single employer with Sellers for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA.

Governmental Body means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (d) multinational governmental organization or body, or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act.

Hazardous Material means any substance, material or waste which is regulated pursuant to any Environmental Law, including, without limitation, (a) petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead or lead-based paints or materials, toxic mold, and (b)  any material or substance which is defined or regulated as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance,” “source material,” “spent nuclear material,” “byproduct material,” “high-level radioactive waste,” “low-level radioactive waste,” “spent nuclear material” or “radiofrequency” under any Environmental Law.

Indemnified Amounts means any and all claims, losses, damages, liabilities, judgments, fines, penalties, assessments and expenses (including, without limitation, reasonable attorneys’ fees); provided, however, to the extent an Indemnified Amount is compensated for by insurance for which the Indemnified Party is or was loss payee or insured, the Indemnified Amount is limited to the uninsured portion thereof as follows: (A) any amount which Indemnifying Party is obligated to pay Indemnified Party under Article VII shall be reduced by the amount of insurance proceeds actually received by Indemnified Party (net of any expenses (but excluding: (i) increases in current or future insurance premiums; (ii) in-house expenses incurred by Indemnified Party in the ordinary course of business in obtaining such insurance proceeds; and (iii) interest or other charges for use of funds advanced by Indemnified Party related to the payment of claims under “pay-to-be-paid” provisions of protection and indemnity policies, which funds Indemnified Parties shall advance in the ordinary course) incurred by the Indemnified Party in obtaining such insurance proceeds) with respect to the loss for which indemnity is sought (but the Indemnifying Party shall not be entitled to delay payment of any amounts in anticipation of receipt of insurance proceeds for more than 120 days after the Indemnified Party’s submission of a claim to an insurance carrier for payment to the extent such claim remains unpaid), and (B) if at any time after such payment is made by Indemnifying Party to Indemnified Party hereunder, the Indemnified Party should receive insurance proceeds with respect to the loss for which such Indemnified Amount was previously paid hereunder, such party shall reimburse Indemnifying Party the amount by which payment would have been reduced had such insurance been received prior to such payment by Indemnifying Party.  All parties shall take such commercially reasonable actions to preserve their rights to, and obtain insurance proceeds available with respect to, any such Indemnified Amount, it being understood that the Indemnified Party shall submit claims to applicable insurances.

Laws means all statutes, treaties, codes, ordinances, decrees, rules, regulations, municipal bylaws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, certificates, codes, licenses, permits, approvals, guidelines, voluntary restraints, inspection reports, or any provisions of such laws, including general principles of common law and equity and the requirements of all Governmental Bodies, binding or affecting the Person referred to in the context in which such word is used; and “Law” means any one of them.

Lien means any lien, pledge, claim, charge, security interest, mortgage, charter, option, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or other encumbrance, or any contract to create any of the foregoing or other rights of any third Person of any nature whatsoever, whether recorded, secret, state, maritime or otherwise.

Partnership Agreement means the Third Amended and Restated Limited Partnership Agreement of the Partnership, dated as of May 1, 2006, as the amended and restated from time to time.

Permitted Lien means (a) any encumbrance or lien created by this Agreement, (b) any mechanic’s, carrier’s, workman’s, warehouseman’s, repairman’s or other like lien arising in the ordinary course of business and securing obligations not yet due and payable, (c) any encumbrance or lien for Taxes and other governmental obligations not yet due; (d) any encumbrance or lien arising under the Business Loan Agreement; (e) any encumbrance or lien for crew wages to the extent incurred in the ordinary course of business and payment of which is not overdue; (f) any encumbrance or lien for necessaries provided to the Vessels to the extent incurred in the ordinary course of business and payment for which is not overdue; and (g) any encumbrance or lien set forth on Schedule 1.1.

Person means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

Release means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching, abandoning, adding, or migration into the indoor or outdoor environment, or into or out of any currently or formerly owned, operated, or leased property, facility or vessel.

Registration Statement means the Partnership’s Registration Statement on Form S-3 (Registration No. 333-142433) filed with the Securities and Exchange Commission on April 27, 2007.

Remedial Action means all actions, including, without limitation, any capital expenditures required by any Governmental Body or required under or taken pursuant to any Environmental Law or voluntarily taken to (a) clean up, remove, treat, contain, assess, monitor or evaluate, or in any other way, ameliorate or address any Hazardous Material in the indoor or outdoor environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining to or relating to a Release or threatened Release of any Hazardous Material; or (d) bring any party, property, facility or vessel into compliance with any Environmental Law.

Restricted Business means the marine transportation of petroleum products by tank vessels.

Restricted Trades means the Jones Act coastwise trade of the United States  (Chapter 551 of Title 46 of the United States Code), including, without limitation, the noncontiguous domestic trade of the United States.

Seller Indemnified Party means each Seller Party and its Affiliates and each of their respective officers, directors, employees, agents and counsel.

Seller Parties means, collectively, the Sellers and the Members.

Sirius Items has the meaning set forth in Section 4.26(a).

Taxes means any and all federal, state, local, foreign and other taxes or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated severance, stamp, occupation, premium, property, windfall profits, or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” means any one of the foregoing Taxes.

Tax Returns means all returns, declarations, reports, statements and other documents filed or submitted or required to be filed or submitted in respect of any and all Taxes.

Threshold Amount means $500,000.

“to the knowledge of Sellers” and phrases with similar wording, when used in this Agreement to qualify a representation or warranty in Article IV, means the knowledge, after reasonable investigation, of the Seller Parties.

Vessels means Owned Vessels and Bareboat Chartered Vessels as set forth on Schedules 4.14(b)(1) and 4.14(b)(2), respectively (including, without limitation, the machinery, engines, instruments, necessaries, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory, spare parts and all other appurtenances routinely carried on board the Vessels in the ordinary course of operation of such Vessels).

ARTICLE II
THE MERGER

Section 2.1             The Merger.  At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware Act”) and Chapter 25.15 of the Revised Code of Washington (the “Washington Code”), Sirius shall be merged with and into Buyer (the “Merger”).  Following the Merger, the separate limited liability company existence of Sirius shall cease and Buyer shall continue as the surviving entity (the “Surviving Entity”).

Section 2.2             Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 2.3): (a) a Certificate of Merger (the “Certificate of Merger”) shall be duly executed and delivered to the Secretary of State of the State of Delaware for filing pursuant to Section 18-209 of the Delaware Act; (b) Articles of Merger (the “Articles of Merger”) shall be duly executed and delivered to the Secretary of State of the State of Washington for filing pursuant to Section 25.15.405 of the Washington Code; and (c) the parties shall make such other filings with the Secretary of State of the States of Delaware and Washington as shall be necessary to effect the Merger.  The Merger shall be become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the Delaware Act and a properly executed copy of the Articles of Merger are filed with the Secretary of State of the State of Washington in accordance with the Washington Code, or such later time as Buyer and Sirius may agree upon and as may be set forth in the Certificate of Merger and the Articles of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.3             Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Bauer Moynihan & Johnson LLP, 2101 Fourth Avenue, Suite 2400, Seattle, Washington 98121, at 11:00 a.m., Seattle time, on the later of (1) July 26, 2007 or (2) the date that is three business days following the first day on which all of the conditions set forth in Article VIII have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the parties may agree.  The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

Section 2.4             Effects of the Merger.  The Merger shall have the effects set forth in the Delaware Act, the Washington Code and this Agreement.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of Sirius and Buyer shall vest in the Surviving Entity, and all debts, liabilities and duties of Sirius and Buyer shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.5             Certificate of Formation; Limited Liability Company Agreement.

(a)           The Certificate of Formation of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

(b)           The Limited Liability Company Agreement of Buyer as in effect immediately prior to the Effective Time shall be the Limited Liability Company Agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

Section 2.6             Managers.  The managers of Buyer at the Effective Time shall be the initial managers of the Surviving Entity, each to hold office in accordance with the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Entity until such director’s successor is duly elected or appointed and qualified.

Section 2.7             Officers.  The officers of Buyer at the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Entity until such officer’s successor is duly elected or appointed and qualified.

Section 2.8             Conversion of Membership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Sirius or any of the Seller Parties:

(a)           the Membership Interests shall be converted automatically into the right to receive, in the aggregate, the following consideration, which shall be payable to each of the Sellers as set forth on Schedule 2.8:

(i)            an amount in cash equal to the following (the “Cash Consideration”):

(1)                                  $49,750,000, plus
(2)                                  ATB Construction Costs, if any (as certified in writing by the President of Sirius), less
(3)                                  all prepaid revenue of Sirius as of the Closing Date (as certified in writing by the President of Sirius), less
(4)                                  an amount equal to the difference between $500,000 and the amount of cash that is expected to be reflected on the Closing Date Balance Sheet as finally determined pursuant to Section 6.11 (as certified in writing by the President of Sirius), provided that no reduction shall be made if the amount of cash that is expected to be reflected on the Closing Date Balance Sheet is equal to or greater than $500,000; less
(5)                                  all bonuses or other compensation paid or promised by Sirius to its employees pursuant to Section 6.12(c), including all employment or other taxes payable by Sirius in connection with such amounts; and

(ii)           250,000 Common Units (the “Unit Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

At the Effective Time, the Cash Consideration shall be paid by wire transfer to the Sellers in the amounts set forth on Schedule 2.8 to an account or accounts designated in writing by the Members.  At the Closing, the Partnership shall issue the Unit Consideration to each Seller as set forth on Schedule 2.8.  If the Closing Date Balance Sheet, as finally determined pursuant to Section 6.11, would result in a change to the Merger Consideration as calculated on the Closing Date (due to variances in ATB Construction Costs, prepaid revenue or cash on hand), then, within ten business days after such final determination, the Merger Consideration shall be so adjusted and Buyer shall pay to the Sellers, or the Seller Parties shall refund to Buyer, the amount in cash of such adjustment, as the case may be;

(b)           all such Membership Interests shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the Members shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration; and

(c)           the membership interests of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for validly issued, fully paid and nonassessable membership interests in the Surviving Entity.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND ITS MEMBER

Each Seller and its Member, severally and not jointly, represent and warrant to Buyer and the Partnership that, as applied solely to such Seller and Member, the following are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (except that WS Maritime and Sundberg shall not be deemed to have made the representations and warranties in Section 3.8):

Section 3.1             Limited Liability Company Status and Good Standing; Citizenship.

(a)           Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington, with full limited liability company power and authority under its governing documents to own and lease its properties and to conduct business as the same exists on the date hereof and on the Closing Date.

(b)           Each of Seller and Member is a citizen of the United States within the meaning of Chapter 505 of Title 46 of the United States Code, for the purpose of operating the Vessels in the coastwise trade of the United States.

Section 3.2             Authorization.

(a)           Seller has full limited liability company power and authority under its governing documents, and the Member has taken all necessary action to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and therein and to take all actions required to be taken by it pursuant to the provisions hereof and thereof.  A certified copy of resolutions duly adopted by the members of Seller authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein and therein, is attached as Schedule 3.2, and such resolutions have not been rescinded, revoked, modified or superseded in any respect.

(b)           Each of this Agreement and the exhibits and schedules hereto constitutes the valid and binding obligation of Seller and Member (to the extent a party thereto), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).

Section 3.3             Capitalization; Title to Membership Interests.

(a)           Except as set forth on Schedule 3.3(a), Seller owns beneficially and of record all of the Membership Interests set forth opposite Seller’s name on Schedule 3.3(a), free and clear of all Liens.  Except as set forth in Schedule 3.3(a), such Membership Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Membership Interests (except as contemplated by this Agreement and restrictions under applicable federal and state securities laws).  Except as set forth on Schedule 3.3(a), Seller has full legal right to sell, assign, convey and transfer its Membership Interests to Buyer and will, upon delivery of an assignment of such Membership Interests to Buyer pursuant to the terms hereof, transfer to Buyer title to such Membership Interests, free and clear of any Liens.

(b)           Schedule 3.3(b) sets forth the authorized capitalization of Seller.  The Member owns beneficially and of record all of the equity interests in Seller as set forth on Schedule 3.3(b), in each case free and clear of all Liens.  Except as set forth in Schedule 3.3(b), such equity interests are not subject to any agreements or understandings with respect to the voting of any of such equity interests.

(c)           Except as set forth in Schedule 3.3(c), there are no outstanding subscriptions, options, convertible securities, warrants or calls or preemptive rights of any kind issued or granted by, or binding upon, Seller to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in Sirius.

(d)           Seller does not own or control, directly or indirectly, any interest in any Person (other than Sirius) and is not a participant in any partnership, joint venture or similar arrangement.

Section 3.4             Non-Contravention.  Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein or therein, does or shall:

(a)           violate, conflict with, result in a breach of or require notice or consent, or decrease the rights of Seller or the Member or increase the rights of any third party, under (i) any Law, (ii) the certificate of formation, limited liability company agreement, board or member resolutions or other governing documents or instruments of Seller or (iii) any provision of any agreement or instrument to which Seller or Member is a party;

(b)           contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of such transactions or to exercise any remedy or obtain any relief under, any Law, to which Seller or the Member, or any of the assets owned or used by Seller or the Member, are bound;

(c)           contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any license, permit, consent, approval, authorization, qualification, certificate, registration or order of any Governmental Body that is held by Seller or the Member or that otherwise relates to the business of, or any of the assets owned or used by, Seller or the Member;

(d)           otherwise require notice to or consent of any Governmental Body, except for (i) any filing under the HSR Act; (ii) the filing of articles or certificates of merger with the Secretary of State of the States of Washington and Delaware; and (iii) any filings required to be made with and/or approvals to be obtained from the U.S. Coast Guard with respect to the transfer of the Vessels;

(e)           result in the imposition or creation of any Lien upon or with respect to the Membership Interests of Seller or any assets of Seller or the Member; or

(f)            result in the acceleration or mandatory prepayment of any indebtedness, or any guaranty of Seller or the Member or afford any holder of any indebtedness, or any beneficiary of any guaranty the right to require Seller or the Member to redeem, purchase or otherwise acquire, reacquire or repay any indebtedness, or to perform any guaranty.

Section 3.5             Validity.  There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of Seller or the Member, threatened to which Seller or the Member is a party that (i) questions or involves the validity or enforceability of any of such party’s obligations under this Agreement or any of the exhibits hereto or (ii) seeks (or reasonably might be expected to seek) (A) to prevent or delay the consummation by Seller or the Member of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.

Section 3.6             Broker Involvement.  Neither Seller nor Member has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement, except as set forth on Schedule 3.6.

Section 3.7             Litigation.  There is no judgment, order, writ, injunction or decree of any Governmental Body or arbitral tribunal against or involving Seller or the Member that may be reasonably expected to have an adverse effect on Sirius, Buyer or any of their respective subsidiaries.

Section 3.8             Investment Representations.

(a)           Experience; Status.

(i)            Each of Seller and the Member has substantial experience in analyzing and investing in companies like the Partnership and is capable of evaluating the merits and risks of its investment in the Partnership and has the capacity to protect its own interests. To the extent necessary, each of Seller and the Member has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of an investment in the Unit Consideration that Seller will receive pursuant to this Agreement.

(ii)           Each of Seller and the Member is an Accredited Investor (as such term is used in Rule 501 under the Securities Act of 1933, as amended, of the United States of America (the “Securities Act”)) by reason of the criteria specified for Seller in Schedule 3.8, is able to bear the economic risk of its investment in the Unit Consideration indefinitely and has sufficient net worth to sustain a loss of its entire investment in the Partnership without economic hardship if such loss should occur.

(b)           Access to Information.

(i)            Each of Seller and the Member has had an opportunity to discuss the Partnership’s business, management and financial affairs with the members of the Partnership’s management and has had the opportunity to review the Partnership’s operations and facilities.  Each of Seller and the Member has also had an opportunity to ask questions of the officers of the Partnership, which questions were answered to its satisfaction.  Each of Seller and the Member acknowledges that it is familiar with the nature of the Partnership’s business.  Each of Seller and the Member has received and had an opportunity to read the material described in Section 5.7.

(ii)           Neither Seller nor Member has received representations or warranties from the Partnership or Buyer, or their employees, affiliates, attorneys, accountants or agents, except as set forth in this Agreement.

(iii)          Each of Seller and the Member understands that the ownership of the Unit Consideration involves numerous risks, including those described under the heading “Risk Factors” in the Registration Statement and in the Partnership’s other filings with the Securities and Exchange Commission.

(c)           Investment Purposes; Rule 144.

(i)            Each of Seller and the Member is acquiring the Unit Consideration solely for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  Each of Seller and the Member understands that the Unit Consideration has not been registered under the Securities Act or applicable state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s and Member’s representations as expressed herein.  Each of Seller and the Member understands that the Partnership and Buyer are relying, in part, upon the representations and warranties contained in this Section 3.8 for the purpose of determining whether this transaction meets the requirements for such exemptions.

(ii)           Each of Seller and the Member acknowledges and understands that it must bear the economic risk of its investment in the Unit Consideration for an indefinite period of time because the Unit Consideration must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. In addition, the Unit Consideration is subject to the restrictions on transfer in Section 6.18.

(iii)          Each of Seller and the Member is aware of the current provisions of Rule 144 promulgated under the Securities Act which permit limited resales of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the issuer of the securities, the resale occurring not less than one year after a party has purchased from an issuer or its affiliate and paid the full purchase price for the securities to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of securities being sold during any three month period not exceeding specified limitations.  Each of Seller and the Member understands that any transfer agent of the Partnership will be issued stop transfer instructions with respect to the Unit Consideration unless such transfer is subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available.

Section 3.9             Disclosure.  No representation or warranty by Seller or Member in this Agreement, and in any schedule or exhibit to this Agreement, or in any certificate or other document furnished to Buyer by Seller or Member at Closing, contains or, as of the Closing Date, shall contain any untrue statement of a material fact or omits or shall omit a material fact necessary to make the statements therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SIRIUS AND THE SELLER PARTIES

Sirius and the Seller Parties, jointly and severally, represent and warrant to Buyer and the Partnership that the following are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

Section 4.1             Limited Liability Company Status and Good Standing; Citizenship.

(a)           Sirius is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington, with full limited liability company power and authority under its governing documents to own and lease its properties and to conduct business as the same exists on the date hereof and on the Closing Date.  Sirius is duly qualified to do business as a foreign limited liability company in the jurisdictions set forth on Schedule 4.1.  Sirius is duly qualified to do business as a foreign limited liability company in all jurisdictions in which the nature of its business requires such qualification and the failure to do so would have an adverse effect on Sirius.

(b)           Sirius is a citizen of the United States within the meaning of Chapter 505 of Title 46 of the United States Code, for the purpose of operating the Vessels in the coastwise trade of the United States.

Section 4.2             Authorization.

(a)           Sirius has full limited liability company power and authority under its governing documents, and the members of each of Sirius and the Sellers have taken all necessary action to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and therein and to take all actions required to be taken by it pursuant to the provisions hereof and thereof.  A certified copy of resolutions duly adopted by the members of Sirius authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein and therein, is attached as Schedule 4.2, and such resolutions have not been rescinded, revoked, modified or superseded in any respect.

(b)           Each of this Agreement and the exhibits and schedules hereto constitutes the valid and binding obligation of Sirius, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).

Section 4.3             Capitalization; Title to Membership Interests.

(a)           Sellers own beneficially and of record all of the Membership Interests.  Except as set forth in Schedule 4.3(a), such Membership Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Membership Interests (except as contemplated by this Agreement and restrictions under applicable federal and state securities laws).  The Membership Interests have been duly authorized and validly issued and are fully paid and nonassessable.

(b)           Except as set forth in Schedule 4.3(b), there are no outstanding subscriptions, options, convertible securities, warrants or calls or preemptive rights of any kind issued or granted by, or binding upon, Sirius to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in Sirius.

(c)           Sirius does not own or control, directly or indirectly, any interest in any Person nor is Sirius a participant in any partnership, joint venture or similar arrangement.

Section 4.4             Non-Contravention.  Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement or any documents executed in connection herewith, nor the consummation of the transactions contemplated herein or therein, does or shall:

(a)           violate, conflict with, result in a breach of or require notice or consent, or decrease the rights of Sirius or increase the rights of any third party, under (i) any Law, (ii) the certificate of formation, limited liability company agreement, board or member resolutions or other governing documents or instruments of Sirius or (iii) any provision of any agreement or instrument to which Sirius is a party;

(b)           contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of such transactions or to exercise any remedy or obtain any relief under, any Law, to which Sirius, or any of the assets owned or used by Sirius, are bound;

(c)           contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any license, permit, consent, approval, authorization, qualification, certificate, registration or order of any Governmental Body that is held by Sirius or that otherwise relates to the business of, or any of the assets owned or used by, Sirius;

(d)           otherwise require notice to or consent of any Governmental Body, except for (i) any filing under the HSR Act; (ii) the filing of articles or certificates of merger with the Secretary of State of the States of Washington and Delaware; and (iii) any filings required to be made with and/or approvals to be obtained from the U.S. Coast Guard with respect to the transfer of the Vessels;

(e)           result in the imposition or creation of any Lien upon or with respect to the Membership Interests or any assets of Sirius; or

(f)            result in the acceleration or mandatory prepayment of any indebtedness, or any guaranty of Sirius or afford any holder of any indebtedness, or any beneficiary of any guaranty the right to require Sirius to redeem, purchase or otherwise acquire, reacquire or repay any indebtedness, or to perform any guaranty.

Section 4.5             Validity.  There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of Sellers, threatened to which Sirius or any Seller Party is a party that (i) questions or involves the validity or enforceability of the obligations of Sirius under this Agreement or any of the exhibits hereto or (ii) seeks (or reasonably might be expected to seek) (A) to prevent or delay the consummation by Sirius of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.

Section 4.6             Broker Involvement.  Sirius has not hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement, except as set forth on Schedule 4.6.

Section 4.7             Litigation.   Except as set forth on Schedule 4.7, there is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of Sellers, threatened to which Sirius is or may become a party or with respect to which any of Sirius’s properties or assets could reasonably be expected to become subject.  To the knowledge of Sellers, Schedule 4.7 sets forth each judgment, order, writ, injunction or decree of any Governmental Body or arbitral tribunal against or involving Sirius that is currently in effect.  Except as set forth on Schedule 4.7, there is no judgment, order, writ, injunction or decree of any Governmental Body or arbitral tribunal against or involving Sirius that may be reasonably expected to have an adverse effect on Sirius, Buyer or any of their respective subsidiaries.

Section 4.8             Title to Assets.   Except as set forth on Schedule 4.8, Sirius has good and marketable title to all of its owned assets that are used in its business, free and clear of any and all Liens other than Permitted Liens.

Section 4.9             Continuity Prior to the Closing Date.   Except as set forth on Schedule 4.9, from January 1, 2007, to and including the Closing Date, Sirius has not conducted its business other than in the usual and customary manner and in the ordinary course of business, consistent with historical practice, and there has not been:

(a)           any change in its authorized capital or in any of its outstanding capital or any grant, issuance or sale of any derivative security with respect to its capital;

(b)           any sale, lease, distribution, transfer, mortgage, pledge or subjection to Lien of assets (other than Permitted Liens), except sales of inventory and obsolete or surplus equipment in the ordinary and usual course of business;

(c)           any transaction by Sirius not in the ordinary and usual course of business;

(d)           any damage to or destruction, loss or equipment failure related to any assets owned or used by Sirius, whether or not covered by insurance, requiring or that may be reasonably expected to require expenditures in excess of $10,000 in order to replace or return such asset to its condition prior to the happening of such event;

(e)           a modification to the terms of any material agreement of Sirius with its vendors, suppliers or customers, the early termination or, to the knowledge of the Sellers, threatened termination of any material contract or relationship of Sirius with any vendor, supplier or customer or the non-renewal or, to the knowledge of Sellers, threatened non-renewal of any material contract or relationship of Sirius with any vendor, supplier or customer;

(f)            the negotiation, execution or delivery of any agreement, commitment or contract having a term exceeding one year or involving an amount in excess of $100,000;

(g)           the negotiation or execution of any charter commitments with respect to articulated-tug barge units;

(h)           the negotiation or execution of any vessel construction agreement;

(i)            any incurrence by Sirius of any indebtedness for borrowed money or guaranty or any commitment to incur any indebtedness or any guaranty;

(j)            any change in accounting methods or principles or the application thereof or any change in Sirius’s policies or practices with respect to items affecting working capital;

(k)           any delay or reduction in capital expenditures or payment of vendors in contemplation of this Agreement or otherwise not in the ordinary course of business consistent with past practice, or any failure to continue to make capital expenditures or pay vendors in the ordinary course of business consistent with past practice;

(l)            any acceleration of shipments, sales or orders or other similar action in contemplation of this Agreement or otherwise not in the ordinary course of business consistent with past practice;

(m)          any acceleration of the collection of Accounts Receivable in contemplation of this Agreement or otherwise not in the ordinary course of business consistent with past practice;

(n)           any bonus payments, salary increases, commission increases or modifications, the execution of any employment agreement, severance arrangement, or consulting arrangement or Plan (or any amendment thereto), except as contemplated in Section 6.12(c) or set forth on Schedule 4.9;

(o)           any waiver of any rights that, singly or in the aggregate, are material to Sirius’s business, its assets or the financial condition or results of operations of Sirius;

(p)           any labor strikes or disruptions, union organizational activities or other similar occurrence; or

(q)           any contract or commitment to do or cause to be done any of the foregoing.

Section 4.10           Contracts and Commitments.   Schedule 4.10 lists all agreements, commitments, contracts, undertakings or understandings (A) to which Sirius is a party as of the date of this Agreement or (B) which relate to any of its properties or assets, including, but not limited to, trademark, trade name or patent license agreements, software license agreements (other than for off-the-shelf software), service agreements, leases, charters, contracts of affreightment, purchase or sale agreements, supply agreements, distribution or distributor agreements, purchase orders, customer orders and equipment rental agreements that, in the case of either clause (A) or (B), are either material to Sirius or involve consideration with a value of $10,000 or more.  Except as set forth in Schedule 4.10, Sirius is not in breach of or default under any agreement, lease, contract or commitment listed or of a type required to be listed on Schedule 4.10 (collectively, the “Contacts”).  Each Contract is valid, binding and in full force and effect and is an enforceable agreement of Sirius and, to the knowledge of Sellers, the other parties thereto.  Except as set forth in Schedule 4.10, to the knowledge of Sellers, there has not occurred any breach or default under any Contract on the part of the other parties thereto, and no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Contract.  Except as set forth in Schedule 4.10, there is no dispute between the parties to any Contract as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Contract has indicated to Sirius its intention to terminate any Contract.  Sirius is not a party to any covenant or obligation of any nature limiting the freedom of Sirius to compete in any line of business and binding on Buyer after the Closing.  Complete and correct copies of all Contracts listed or referred to in Schedule 4.10 have either been made available to Buyer or, if not provided because of pending antitrust matters or confidentiality requirements, shall be provided as soon as practicable to the extent permitted by the antitrust authorities or the counterparties to such contracts, as applicable.

Section 4.11           Trademarks, Trade Names and Intellectual Property.   Schedule 4.11 contains an accurate and complete list of (a) all registered United States and foreign trademarks, servicemarks, trade names, fictitious names, brand names, business names, designs and logos owned or used by Sirius in connection with its business, and all registrations thereof, (b) all registered copyrights owned or used by Sirius in connection with its business, and (c) all patents (including all reissues, divisions, continuations and extensions thereof) and pending patent applications owned or used by Sirius in connection with its business (collectively, including all rights to any of the foregoing, the “Scheduled Intellectual Property”).  Sirius has the right to use all Scheduled Intellectual Property, as well as all other intellectual property used by Sirius in connection with its business, in the conduct of its business as it is currently being conducted, and the transactions contemplated by this Agreement will not have the effect of terminating any such right.  Except as set forth in Schedule 4.11, there is no pending or threatened action or claim that would impair any such right.

Section 4.12           Financial Statements; Budget.

(a)           The unaudited financial statements of Sirius as of and for the three years ended December 31, 2006 and as of and for the three months ended March 31, 2007 (the “Unaudited Financial Statements”) present fairly, in all material respects, the financial condition of Sirius at the respective dates of the balance sheets included therein and the results of operations, cash flows and members’ equity of Sirius for the respective periods set forth therein and have been prepared in accordance with generally accepted accounting principles in the United States consistently applied (“GAAP”), subject to the absence of notes and normal recurring year end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).  A copy of the Unaudited Financial Statements is attached hereto as Schedule 4.12(a).

(b)           At the Closing, the audited financial statements of Sirius as of and for the three years ended December 31, 2006 (including the related notes) (the “Audited Annual Financial Statements”) will present fairly, in all material respects, the financial condition of Sirius at the respective dates of the balance sheets included therein and the results of operations, cash flows and members’ equity of Sirius for the respective periods set forth therein and will have been prepared in accordance with GAAP.  When available, a copy of the Audited Annual Financial Statements shall be attached hereto as Schedule 4.12(b).  As of the Closing Date, the Audited Annual Financial Statements will be consistent in all material respects with the corresponding periods in the Unaudited Financial Statements and will be free of a qualified opinion.  The footnotes to the Audited Annual Financial Statements will not disclose any fact or circumstance that could reasonably be expected to lead to or cause such a material adverse change; provided, however, that (a) changes resulting from conditions affecting the coastwise maritime petroleum transportation industry in general and (b) changes in the economy in general shall, in each case, be excluded from the determination to the extent that they do not have a disproportionate effect on Sirius as compared to other entities engaged in the coastwise maritime petroleum transportation industry in Hawaii and along the West Coast.

(c)           At the Closing, the unaudited financial statements of Sirius as of and for the three months ended March 31, 2007 (including the related notes) (the “Unaudited Interim Financial Statements” and, together with the Audited Annual Financial Statements, the “Financial Statements”) will present fairly, in all material respects, the financial condition of Sirius at the respective dates of the balance sheets included therein and the results of operations, cash flows and members’ equity of Sirius for the respective periods set forth therein and have been prepared in accordance with GAAP, subject to normal recurring year end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse).  When available, a copy of the Unaudited Interim Financial Statements will be attached hereto as Schedule 4.12(c).  As of the Closing Date, the Unaudited Interim Financial Statements will be consistent in all material respects with the corresponding periods in the Unaudited Financial Statements and will be free of a qualified opinion.  The footnotes to the Unaudited Interim Financial Statements will not disclose any fact or circumstance that could reasonably be expected to lead to or cause such a material adverse change; provided, however, that (a) changes resulting from conditions affecting the coastwise maritime petroleum transportation industry in general and (b) changes in the economy in general shall, in each case, be excluded from the determination to the extent that they do not have a disproportionate effect on Sirius as compared to other entities engaged in the coastwise maritime petroleum transportation industry in Hawaii and along the West Coast.

(d)           Sirius’s fiscal 2007 budget and capital budget is attached hereto as Schedule 4.12(d).  Such budgets (i) are true and complete copies of Sirius’s most recent internal budgets for fiscal 2007 and (ii) were prepared by management of Sirius in good faith and on a reasonable basis.

(e)           Schedule 4.12(e) contains a schedule of (i) any liability of Sirius (A) for borrowed money or arising out of any extension of credit to or for the account of Sirius, or (B) evidenced by notes, bonds, debentures or similar instruments of Sirius and (ii) any liability secured by any Lien upon any property or other assets of Sirius.  Schedule 4.12(e) also contains a schedule of any liability, contingent or otherwise, of Sirius guaranteeing or otherwise becoming liable for any obligation of any other Person in any manner, whether directly or indirectly.

(f)            Schedule 4.12(f) reflects all intercompany transactions between Sirius and the Seller Parties or any Affiliates thereof since December 31, 2003.

Section 4.13           Bank Relations; Powers of Attorney.   Schedule 4.13 sets forth: (a) the name of each financial institution in which Sirius has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes; (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto; and (c) the name of each Person holding a general or special power of attorney from Sirius and a description of the terms of each such power.

Section 4.14           Condition of Assets; Eligibility for Coastwise Trade.

(a)           Schedule 4.14(a) sets forth a list of all material assets of Sirius other than the Vessels, which are listed on Schedule 4.14(b).  All tangible assets of Sirius listed on Schedule 4.14(a) are in good, serviceable condition, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business. There are no material assets (whether or not owned by Sirius) not listed on Schedule 4.14(a) or Schedule 4.14(b) that are used in or necessary for the operation of the business of Sirius as currently conducted.

(b)           Schedule 4.14(b)(1) sets forth a list of each vessel (including vessels under construction) owned by Sirius, with an indication (as applicable) of vessel type, year built, American Bureau of Shipping Classification (including any recommendations), flag, capacity (and/or horsepower as applicable), associated Liens (other than Permitted Liens), gross tonnage and OPA 90 phase-out dates and date of last drydocking (the “Owned Vessels”); Schedule 4.14(b)(2) sets forth a list of each vessel (including vessels under construction) bareboat chartered by Sirius, with an indication (as applicable) of vessel type, year built, American Bureau of Shipping Classification (including any recommendations), flag, capacity (and/or horsepower as applicable), associated Liens (other than Permitted Liens), gross tonnage and OPA 90 phase-out dates and date of last drydocking (the “Bareboat Chartered Vessels”); Schedule 4.14(b)(3) sets forth a list of each vessel (including vessels under construction) chartered by Sirius on other than a bareboat basis, with an indication (as applicable) of the type of charter, of vessel type, year built, American Bureau of Shipping Classification (including any recommendations), flag, capacity (and/or horsepower as applicable), associated Liens (other than Permitted Liens), gross tonnage and OPA 90 phase-out dates and date of last drydocking.

(c)           Sirius has exercised due diligence to keep and maintain each of the Vessels seaworthy in all material respects.  Except as set forth in Schedule 4.14(c), each of the Vessels is equipped with the machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory, spare parts and all other appurtenances necessary for the operation of such Vessel in the ordinary course of business consistent with past practices.  Except as set forth in Schedule 4.14(c), since the Vessels’ last drydocking, no Vessel has been grounded, stranded or suffered any other occurrence or casualty that could have caused or actually did cause any damage to such Vessel.

(d)           Each of the Owned Vessels is duly documented in Sirius’s name under the laws and flag of the United States of America and each Vessel satisfies the requirements for coastwise documentation, has not been “sold foreign” within the meaning of Section 12132 of Title 46 of the United States Code and all coastwise licenses, permits, certificates, registrations, approvals and other authorizations necessary to operate the Vessels as currently operated are valid and current, subject to the trading restrictions set forth in Schedule 4.14(d).

(e)           Each Vessel has a valid, current and unextended U.S. Coast Guard Certificate of Inspection, where applicable, and all other licenses, permits, certificates, registrations, approvals and other authorizations (including Certificates of Financial Responsibility (Water Pollution)) that are required by applicable Law.  Except as set forth in Schedule 4.14(e), there are no outstanding CG-835 certificates or Captain of the Port orders with respect to the Vessels or the operation thereof.

Section 4.15           Absence of Undisclosed Liabilities.   Except as set forth in Schedule 4.15, Sirius has no liability (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due), other than liabilities (i) reflected in the Unaudited Financial Statements or in the Financial Statements, (ii) arising under Contracts described in Schedule 4.10 (Contracts and Commitments) or contracts entered in the ordinary course of business and consistent with past practice that are not required to be disclosed therein due to dollar thresholds, (iii) arising out of matters reflected in Schedule 4.7 (Litigation) or (iv) trade accounts payable incurred after March 31, 2007 in the ordinary course of business consistent with past practice, and (v) Permitted Liens.

Section 4.16           Real Estate.

(a)           Sirius does not currently own, and has never owned, any real property.  Schedule 4.16 sets forth a list and summary description (including property location, parties and annual rental payments) of all leases, subleases and other agreements under which Sirius is lessor or lessee of, or uses or occupies or allows the use or occupancy of, any real property.  All such leases, subleases and other agreements are valid and subsisting and in full force and effect.

(b)           The real property listed on Schedule 4.16 (i) has full and free access to and from public highways, streets and roads and there is no proceeding pending or, to the knowledge of Sellers, threatened that could result in the termination of or material limitations on such access and (ii) is connected to and serviced by utilities and public services, all of which are adequate for the use of the real property listed thereon as the business of Sirius is currently conducted.  Sirius has not experienced during the three years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required in the operation of the business of Sirius during such period and, to the knowledge of Sellers, no such material interruption is threatened.

Section 4.17           Accounts Receivable.   All Accounts Receivable of Sirius that are reflected in the Financial Statements and that will be reflected in the Closing Date Balance Sheet represent sales actually made in the ordinary course of business.  The reserve for doubtful accounts in the Financial Statements has been, and the reserve for doubtful accounts in the Closing Date Balance Sheet will be determined based on the formula historically utilized by Sirius to calculate such reserve and with Sirius’s prior accounting and collection practices.

Section 4.18           Inventory.   Schedule 4.18 sets forth the location of all inventory (including spare parts) related to the Vessels that is not aboard such Vessels.

Section 4.19           Employees and Related Matters.  Schedule 4.19 is a complete list of all current employees of Sirius, listing the title or position held, base salary, any commissions or other cash compensation, including bonuses, paid or payable, and the terms of any written or oral employment agreement (including a copy of any such written agreement and a description of any such oral agreement) with Sirius or any Affiliate thereof.  Sirius has no employees covered by a collective bargaining agreement.  There are no facts or circumstances that have resulted or could reasonably be expected to result in a claim for unlawful discrimination against Sirius.

Section 4.20           Employee Benefits

(a)           Schedule 4.20 contains a complete list of each compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) sponsored, maintained or contributed to by Sirius for the benefit of any of its present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of ERISA, other than employment agreements or compensation practices described in Sections 4.10(e) and 4.19 above (the foregoing are hereinafter collectively referred to as “Plans”).  Sirius is not subject to any legal, contractual, equitable or other obligation to enter into any new Plan or to modify or change any existing Plan.

(b)           With respect to each Plan, Sirius has provided to Buyer a true and correct copy of each of the following, as applicable:

(i)            the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, and all material employee communications relating to such plan;

(ii)           annual reports or information returns, including financial statements, for the last three years;

(iii)          all contracts relating to any plan with respect to which Sirius may have any liability, including, without limitation, each related trust agreement, insurance contract, service provider contract, subscription or participation agreement, or investment management agreement (including all amendments to each such document); and

(iv)          the most recent IRS determination letter or other opinion letter with respect to the qualified status of such Plan under Code Section 401(a) or the exempt status of a related trust under Code Section 501(a) or 501(c)(9).

(c)           Each Plan intended to be qualified under Section 401(a) of the Code is and has been so qualified in form.  Each Plan is and has been maintained and operated in material compliance with its terms and the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code.  Other than claims for benefits in the ordinary course, there is no claim pending, or, to the knowledge of Sellers, threatened, involving any Plan by any Person against such Plan, fiduciaries or administrators of such Plan,

Sirius or the Sellers.  No Plan is subject to ongoing audit, investigation or other administrative proceeding of the Internal Revenue Service, the Department of Labor or any other governmental agency, and no Plan is the subject of any pending application for administrative relief under any voluntary compliance program of the Internal Revenue Service, the Department of Labor or any other governmental entity.  There has been no transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, in relation to any Plans.  Each Plan which may be subject to Section 409A of the Code is either exempt from Section 409A of the Code under current IRS guidance or has been operated in good faith compliance with Section 409A of the Code and the IRS guidance issued thereunder.  To the knowledge of Sellers, no Plan is subject to Section 409A of the Code.

(d)           Neither Sirius nor any ERISA Affiliate has ever sponsored or maintained an “employee pension benefit plan” subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code.  Neither Sirius nor any ERISA Affiliate has maintained or incurred any liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).  There are no facts that have resulted or could reasonably be expected to result in a liability (whether or not asserted as of the date hereof) to Sirius or any ERISA Affiliate pursuant to Title IV of ERISA.

(e)           No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Sirius or any Affiliate for periods extending beyond their retirement date or other termination of service other than coverage mandated by applicable law.

(f)            Except as set forth in Section 6.12(c), the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) (i) result in any payment becoming due to any employee, former employee or group of employees or former employees, of Sirius or any of its Affiliates, (ii) increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) result in the incurrence or acceleration of any other obligation related to the Plans or to any employee, former employee or group of employees or former employees or (v) cause any payments to be nondeductible under Section 280G of the Code.

(g)           Sirius has the right to, in any manner, and without the consent of any employee, beneficiary or dependent, employees’ organization or other Person, terminate, modify or amend any Plan (or their participation in any such Plan) at any time sponsored, maintained or contributed to by Sirius, effective as of any date on or after the Closing except to the extent that any retroactive amendment would be prohibited by Section 204(g) of ERISA.

(h)           All individuals who perform (or have performed within the last six years) compensatory services for Sirius in any capacity have been properly classified for purposes of employment and withholding taxes and eligibility to participate in and coverage under any Plan.

Section 4.21           Compliance With Law.  Sirius is not in violation, in any material respect, of any provision of any Law applicable to it, including, without limitation, those governing the registration, ownership and operation of vessels documented to engage in the coastwise trade of the United States, and Sirius has not received notice of any alleged violation of any Law.  Without limiting the generality of the foregoing, (a) Sirius has not made any offer, payment, promise to pay or authorization of the payment of any money, or any offer, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any Governmental Body or to or for the use or benefit of any political party, official or candidate unless such offer, payment, gift, promise or authorization is not prohibited by the written laws or regulations of the Governmental Body and (b) Sirius is familiar with and has complied with the United States Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 and 78dd-2.

Section 4.22           Environmental

(a)           Except as set forth in Schedule 4.22(a), Sirius has been and is in material compliance with all Environmental Laws, and the Seller Parties are not aware of any facts, circumstances, or conditions that would require significant capital expenditures to maintain compliance in the future.

(b)           Sirius has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws (the “Environmental Permits”) required for the operation of its business, all of which are listed in Schedule 4.22(b).  Except as set forth in Schedule 4.22(b), each Environmental Permit is valid and in good standing, and any renewal application required to keep each Environmental Permit in effect has been timely filed, and Sirius is not in default or breach of any Environmental Permit, and no proceeding is pending or, to the knowledge of Sellers, threatened to revoke, deny, condition or limit the renewal of any Environmental Permit.

(c)           Except as set forth in Schedule 4.22(c), Sirius has not used or expressly permitted to be used, except in material compliance with all Environmental Laws in effect at the time, any of its currently or formerly owned or leased properties, facilities or Vessels to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Material.

(d)           Except as set forth in Schedule 4.22(d), Sirius has not received any notice of nor been prosecuted for an offense alleging, non-compliance with or liability under any Environmental Law or requesting information with respect to an investigation pursuant to CERCLA, or any foreign or state counterpart thereto, or any other Environmental Law.   Except as set forth in Schedule 4.22(d), there are no outstanding orders requiring Remedial Actions with respect to the businesses or currently or formerly owned or leased properties of Sirius, nor is Seller aware of any condition or circumstance that could reasonably be expected to require Remedial Actions.

(e)           To the knowledge of Sellers and except as disclosed in Schedule 4.22(e), there are no pending or proposed changes to any Environmental Law that would render illegal or restrict any service provided by Sirius, or require significant capital expenditures by the owner or operator of the assets of Sirius to achieve or maintain compliance.

(f)            Except as set forth in Schedule 4.22(f), and except in compliance with all Environmental Laws, there has been no Release of any Hazardous Material on, into, under, or from Sirius’s currently or formerly owned or leased properties, facilities, Vessels or other assets that could reasonably be expected to require Remedial Actions. All Hazardous Materials used in whole or in part by Sirius or resulting from its business have been disposed of, treated, transported and stored in compliance with all Environmental Laws.  Schedule 4.22(f) lists the names and business addresses of the facilities or enterprises used by Sirius for the offsite disposal or treatment of Hazardous Materials during the preceding five (5) years.

(g)           Except as disclosed in Schedule 4.22(g), there is not now, and to the knowledge of Sellers,  there has never been, on or in any currently or formerly owned or leased properties, facilities, Vessels or other assets, any of the following: (i) any underground storage tanks; (ii) any landfills, dumps, or surface impoundments; (iii) any Remedial Action; and (iv) any asbestos-containing materials.

(h)           Sirius has not received any notice that it is potentially responsible for a federal, provincial, municipal, local or other clean-up site or other corrective action under any Environmental Laws. Sirius has not received any request for information in connection with an inquiry from any Governmental Body with respect to its use of any disposal sites.

(i)            No judicial or administrative proceedings are pending or, to the knowledge of Sellers, threatened against Sirius alleging the violation of or seeking to impose liability pursuant to any Environmental Law and there are no investigations pending or, to the knowledge of Sellers, threatened against Sirius under any Environmental Law

(j)            Sellers have made available to Buyer true and complete copies of all environmental and health and safety related audits, evaluations, investigations assessments, studies, sampling or similar reports, or tests in Sirius’ custody or control relating to Sirius or any of its currently or formerly owned or leased properties, facilities, Vessels or other assets.

(k)           Sirius has timely made all filings and timely submitted all reports required under any Environmental Laws.

(l)            Except as set forth in Schedule 4.22(l), no Hazardous Material is required to be removed, encapsulated or abated, and no Remedial Action is otherwise required under any Environmental Laws, with respect to any currently and to the knowledge of Sellers, formerly owned or leased property, Vessel, facility or other asset of Sirius. Except as set forth in Schedule 4.22(l), Sirius has no liability for the exposure of employees or third parties to Hazardous Materials.

(m)          Except as set forth in Schedule 4.22(m), Sirius is not required under any Environmental Laws by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment of Hazardous Materials, (ii) to remove or remediate any Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Body (other than as necessary to transfer, or to allow Buyer to operate under, Environmental Permits required under

Environmental Laws), or (iv) to record or deliver to any person or entity (other than Buyer) any disclosure document or statement pertaining to environmental matters.

Section 4.23           Insurance.  Schedule 4.23 sets forth a list of all insurance policies  of Sirius or relating to its assets or the conduct of its business (collectively, the “Insurance Policies”).  The Insurance Policies (i) are valid, outstanding and enforceable, (ii) are issued by insurers that are financially sound and reputable, (iii) taken together, provide adequate insurance coverage for the assets and the operation of the business of Sirius, (iv) are sufficient for compliance with all Laws and Contracts to which Sirius is a party or by which it is bound, and (v) except as set forth in Schedule 4.23, do not provide for any retrospective premium adjustment or other experience-based liability on the part of Sirius.  Sirius has paid all premiums due, and has otherwise performed all of its obligations, under each of the Insurance Policies.  None of the Seller Parties or Sirius has received (i) any refusal of coverage or any notice that a defense will be afforded with a reservation of rights under any of the Insurance Policies, or (ii) any notice of cancellation or any other indication that any Insurance Policy is no longer in full force or effect or will not be renewed or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder.

Section 4.24           Government Licenses and Permits.  Schedule 4.24 sets forth a list of all licenses, permits, consents, authorizations, qualifications, plans (including vessel response plans) approved by or submitted to Governmental Bodies and orders of Governmental Bodies required for the operation or conduct of the business of Sirius as currently conducted or the ownership of any of its assets, all of which are in full force and effect.

Section 4.25           Responsible Carriers Plan.  Sirius has adopted an American Waterways Operators Responsible Carriers Plan, which is attached hereto as Schedule 4.25, and to the knowledge of Sellers, is in compliance with all Responsible Carrier Plan requirements.

Section 4.26           Taxes.

(a)           Sirius has caused to be timely filed with appropriate Governmental Bodies all Tax Returns required to be filed by or with respect to Sirius, the assets and operations of Sirius and the conduct of Sirius’s business (together, “Sirius Items”), and has paid or caused to be paid or made provisions for the payment of all Taxes due with respect thereto.

(b)           Except as set forth on Schedule 4.26(b), Sirius has not received notice of, and the Sellers do not have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment relating to Taxes with respect to Sirius Items from any Governmental Body, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local income or franchise Tax Returns that include Sirius Items.  To the knowledge of the Sellers, there are no threatened audits of, or assessments against, any of the Seller Parties or Sirius with respect to Taxes that may be asserted against Sirius. Neither any of the Seller Parties nor Sirius is a party to any action or proceeding by any Governmental Body for the collection or assessment of Taxes with respect to Sirius Items.

(c)           All amounts required in the operation of the business to be withheld by or with respect to Sirius and paid to Governmental Bodies for Taxes, including income, social security, unemployment insurance, sales, excise, use and other Taxes, have been collected or withheld and to the extent required, paid to the proper Governmental Body.  All deposits applicable law requires to be made by or with respect to Sirius with respect to employees’ withholding and other employment taxes have been made.

(d)           None of the Seller Parties is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(e)           Schedule 4.26(e) sets forth (i) the tax basis of each asset of Sirius, (ii) the depreciation methods, conventions and history applicable to each asset of Sirius, and (iii) as to each liability of Sirius that Sellers propose to treat as a “qualified liability” under Treas. Reg. § 1.707-5(a)(6), information sufficient to establish that the liability is a “qualified liability.” Except as set forth in Schedule 4.26(e), none of the assets of Sirius is subject to any provision of applicable law which eliminates or reduces the allowance for federal tax depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type.

(f)            Sirius is not a party to any Tax sharing agreement.

(g)           Sirius has not elected, and will not elect, to be treated as a corporation for federal or state Tax purposes.  In all states imposing a state corporate income tax in which Sirius does business, Sirius is treated for state corporate income tax purposes in a manner consistent with its treatment for federal income tax purposes.

(h)           There are no Taxes of any Person other than Sirius for which Sirius could be held liable after the Closing under Treas. Reg. § 1.1361-4(a)(6), Treas. Reg. § 1.1502-6, Treas. Reg. § 301.7701-2(c)(2)(iii) or similar principles.

(i)            Sirius has not regularly or systematically sold tangible assets, such that the transfer of all of the tangible assets held by Sirius in connection with the Merger will qualify for a “casual sale” exemption from Hawaii sales and use tax under Hawaii Administrative Rules Section 18-237-1.

(j)            None of the assets of the Sirius will be located within the taxing jurisdiction of any Alaska local taxing authority at the Effective Time.

Section 4.27           No Material Adverse Change.  There has been no material adverse change in the business, prospects, results of operations, assets or financial condition of Sirius since December 31, 2006, and no event has occurred which could be reasonably expected to lead to or cause such a material adverse change; provided, however, that (a) changes resulting from conditions affecting the coastwise maritime petroleum transportation industry in general and (b) changes in the economy in general shall, in each case, be excluded from the determination to the extent that they do not have a disproportionate effect on Sirius as compared to other entities engaged in the coastwise maritime petroleum transportation industry in Hawaii and along the West Coast.

Section 4.28  Books and Records.  The books of account, minute books, stock record books, and other records of Sirius, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, in each case from and after January 1, 2004.  Sirius has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (b) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Since January 1, 2004, the books, records and accounts of Sirius have accurately and fairly reflected and currently accurately and fairly reflect, in reasonable detail and in all material respects, the transactions and dispositions of the assets of Sirius.  The company books of Sirius contain accurate and complete records of all meetings held of, and material company action taken by, the members of Sirius since January 1, 2004, and no meeting of any such members has been held since January 1, 2004 for which minutes have not been prepared and are not contained in such minute books.

Section 4.29  Safety Reports.  Schedule 4.29 sets forth a complete listing of all injury reports, workers’ compensation reports and claims, safety citations and reports and OSHA reports relating to any of the foregoing since January 1, 2004.

Section 4.30  Transactions with Certain Persons.  Except as set forth on Schedule 4.30, during the past two years, Sirius has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a manager, officer or employee of Sirius), in the ordinary course of business or otherwise, (a) any officer, manager or shareholder of Sirius or any family member of any such person or (b) any Person which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Sirius or any member thereof. Except as set forth on Schedule 4.30, Sirius does not owe any amount to, nor does it have any contract with or commitment to, any of its members,  managers, officers, employees, families of employees (including relatives by marriage) or consultants (other than compensation to managers, officers, or employees for current services not yet due and payable and reimbursement of expenses of employees arising in the ordinary course of business and on an arms-length basis not in excess of $10,000 in the aggregate), and none of such Persons owe any amount to Sirius.

Section 4.31  Closing Date Balance Sheet.  The Closing Date Balance Sheet (as prepared in accordance with Section 6.11 of this Agreement) will present fairly, in all material respects, the consolidated financial condition of Sirius as of the Closing Date and accurately reflects all liabilities or obligations (whether absolute, accrued, contingent, unliquidated or otherwise) of Sirius as of the Closing Date other than liabilities under Contracts or contracts entered into in the ordinary course of business consistent with past practice or arising out of matters described in Schedule 4.7, in each case to the extent such liabilities are not required to be reflected in a balance sheet prepared in accordance with GAAP.

Section 4.32  Disclosure.  No representation or warranty by Sirius or any Seller Party in this Agreement, and in any schedule or exhibit to this Agreement, or in any certificate or other document furnished to Buyer by Sirius or the Seller Parties at Closing, contains or, as of the Closing Date, shall contain any untrue statement of a material fact or omits or shall omit a material fact necessary to make the statements therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND THE PARTNERSHIP

Buyer and the Partnership, jointly and severally, represent and warrant to the Seller Parties as follows:

Section 5.1  Status and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority under its certificate of formation and limited liability company agreement to own and lease its properties and to conduct business as the same exists on the date hereof and on the Closing Date.  Buyer is an indirect, wholly owned subsidiary of the Partnership and, for federal income tax purposes, is disregarded as an entity apart from the Partnership.  The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, with full partnership power and authority under its certificate and agreement of limited partnership to conduct its business as the same exists on the date hereof and on the Closing Date.  The Partnership is, and will be, a partnership for federal income tax purposes.

Section 5.2  Authorization.  Each of Buyer and the Partnership has full limited liability company or partnership power and authority under its certificate of formation and limited liability company agreement or certificate and agreement of limited partnership, as applicable, and the managers of Buyer and the general partner of the Partnership have taken all necessary limited liability company or partnership action, as applicable, to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein or therein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligation of each of Buyer and the Partnership, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).

Section 5.3  Non-Contravention.  Neither the execution and delivery of this Agreement and the schedules and exhibits hereto, nor the consummation of the transactions contemplated herein or therein, does or shall violate, conflict with or result in breach of or require notice or consent under any Law, the certificate of formation, certificate of limited partnership, limited liability company agreement or agreement of limited partnership of Buyer or the Partnership (as the case may be) nor or any provision of any agreement or instrument to which Buyer or the Partnership is a party.

Section 5.4  Validity.  There is no investigation, claim, proceeding or litigation of any type pending or, to the knowledge of Buyer or the Partnership, threatened to which Buyer or the Partnership is a party that (i) questions or involves the validity or enforceability of any of Buyer’s or the Partnership’s obligations under this Agreement or any of the exhibits hereto or (ii) seeks (or reasonably might be expected to seek) (A) to prevent or delay the consummation by Buyer or the Partnership of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.

Section 5.5  Broker Involvement.  Neither Buyer nor the Partnership has hired, retained or dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

Section 5.6  Valid Issuance.  At the Closing Date, the Unit Consideration and the limited partner interests represented thereby will be duly and validly authorized by the Partnership Agreement and, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in the prospectus included in the Registration Statement under the caption “Our Partnership Agreement—Limited Liability”).

Section 5.7  Exchange Act Reports. The information concerning the Partnership in the Partnership’s filings, reports and submissions under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, the financial statements included therein, copies of which have been made available to the Seller Parties, does not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.8  Buyer’s Review.  In connection with its decision to purchase the Membership Interests, each of Buyer and the Partnership acknowledges that it is a sophisticated party with such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the acquisition.  Each of Buyer and the Partnership has had an opportunity to review the records and business of Sirius provided to Buyer and the Partnership and to ask questions and receive answers from Sellers and Sirius regarding Sirius.

Section 5.9  Citizenship.  Each of Buyer and the Partnership is a citizen of the United States within the meaning of Chapter 505 of Title 46 of the United States Code, for the purpose of operating the Vessels in the coastwise trade of the United States.

ARTICLE VI
COVENANTS

Section 6.1  Other Offers. From and after the date hereof and until the Closing, neither the Seller Parties, Sirius nor any of their respective officers, managers, members, employees, Affiliates, representatives or agents shall, directly or indirectly, (a) solicit, enter into or conduct discussions relating to, initiate or encourage any offer or proposal for, or any indication of interest in, (1) a merger, consolidation, share exchange or other business combination involving Sirius or any Seller, (2) the acquisition of an equity interest in Sirius or any Seller or (3) a sale, license or other transfer of all or a material part of the assets of Sirius or any Seller (each, a “Transaction”), or (b) engage in negotiations with or disclose any nonpublic information relating to Sirius, any Seller or their respective businesses, or afford access to the properties, books or records of Sirius or any Seller, to any Person with respect to a Transaction.  Sirius and the Seller Parties shall notify Buyer of any such inquiry or proposal within three business days after receipt or awareness of the same.

Section 6.2  Conduct of Business Pending Closing.

(a)           Between the date of this Agreement and the Closing Date, Sirius and the Seller Parties will, and Seller Parties will cause Sirius to:

(i)            conduct the business of Sirius in the usual and ordinary course thereof, including, without limitation, the making of proposals, quotations, bids and solicitations, and the entering into of contracts for the purchase and sale of products and services;

(ii)           orally advise Buyer and, unless prohibited by confidentiality requirements or antitrust laws, keep Buyer advised of any material developments relating to the business of Sirius;

(iii)          maintain and preserve the business and assets of Sirius in customary repair, order and condition, reasonable wear and tear excepted;

(iv)          use their reasonable best efforts to preserve Sirius’s business organization intact, to retain the services of Sirius’s officers, employees and agents and to preserve Sirius’s relationships and good will with its suppliers, customers, landlords, creditors, employees, agents and others having business dealings with Sirius;

(v)           confer with Buyer concerning matters of a nature described in Section 4.9;

(vi)          use their reasonable efforts to cause all of the representations and warranties in Articles III and IV hereof to continue to be true and correct; and

(vii)         otherwise respond to Buyer’s reasonable requests concerning the status of the business, operations and finances of Sirius.

(b)           Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Seller Parties will not, and the Seller Parties will cause Sirius not to, without the prior written consent of Buyer, take any action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.9 would reasonably be expected to occur.

Section 6.3  Access.  Sirius will, and the Seller Parties will cause Sirius to, afford Buyer’s officers, attorneys, accountants and other representatives reasonable access during normal business hours to the offices, personnel, plants, properties, equipment and records of

Sirius for the purpose of conducting an investigation thereof.  Buyer shall not contact clients, charterers, customers or suppliers of Sirius without the prior consent of Wayne Sundberg (which consent shall not be unreasonably withheld or delayed).  Sirius and the Seller Parties will furnish to Buyer such financial and operating data and other information as Buyer may reasonably request; provided, however, that the confidentiality of any data or information so acquired shall be maintained by Buyer and its representatives in accordance with the terms of paragraph 10 of the letter of intent dated January 25, 2007 between K-Sea Operating Partnership L.P. and the Seller Parties.

Section 6.4  Termination of Guarantees and Settlement of Intercompany Amounts. The Seller Parties shall cause any intercompany transactions described in Schedule 4.12(f) to be terminated or settled at or prior to the Closing at no cost to Sirius or to Buyer.

Section 6.5  Covenant Against Competition.

(a)           As an essential consideration for the obligations of Buyer and the Partnership under this Agreement, each Seller Party hereby agrees and covenants that, except on behalf of the Buyer or its Affiliates, for a period of three years following the Closing Date:

(i)            neither the Seller Party nor any Affiliate thereof shall, for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any Person or Persons as principal, agent, employee, shareholder (other than holding common units or shares of other companies listed on a United States stock exchange or automated quotation system that do not exceed one (1%) percent of the outstanding shares so listed), owner, investor, partner or in any other manner whatsoever, directly or indirectly, engage in any manner in the Restricted Businesses in the Restricted Trades; and

(ii)           neither the Seller Party nor any Affiliate thereof shall, directly or indirectly, (A) induce or attempt to induce any customer to cease doing business with Buyer or any of its Affiliates, (B) interfere with the relationship between any customer and Buyer or any of its Affiliates or (C) solicit Restricted Business from, or provide such services to, any of the customers or accounts of Buyer or any of its Affiliates.

(b)           If Buyer believes that any Seller Party or any Affiliate of the Seller Party has violated the provisions of this Section 6.5, Buyer shall have the right to seek relief from any court of competent jurisdiction against such party.  Each Seller Party acknowledges that money damages alone shall not adequately compensate Buyer in the event of a breach of the covenants of this Section 6.5.  Therefore, each Seller Party agrees that in addition to all remedies available at law, in equity or under this Agreement, Buyer shall be entitled to injunctive relief for the enforcement of this covenant.

(c)           Each Seller Party agrees that the covenants in this Section 6.5 are reasonable with respect to their duration, scope and geographical area.

(d)           The covenants in this Section 6.5 are severable and separate, and the unenforceability of any specific covenant in this Section 6.5 is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Section 6.5.  If any court of competent jurisdiction determines that the scope, time or territorial restrictions Section 6.5(a) sets forth are unreasonable as applied to a Seller Party, the parties hereto, including each Seller Party, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

(e)           All the covenants in this Section 6.5 are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller Party against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in this Section 6.5.  It is specifically agreed that the period specified in Section 6.5 shall be computed in the case of each Seller Party by excluding from that computation any time during which the Seller Party is in violation of any provision of Section 6.5.  The covenants contained in this Section 6.5 shall not be affected by any breach of any other provision hereof by any party hereto.

(f)            Buyer and each Seller Party hereby agree that this Section 6.5 is a material and substantial part of the transactions contemplated by this Agreement.

Section 6.6  Further Assurances.  Sirius and each Seller Party shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyer or its Affiliates such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to Buyer, as shall be necessary to vest in Buyer (or its permitted assignees) all of the right, title and interest in and to the Membership Interests sold to Buyer by the Sellers pursuant to this Agreement, free and clear of all Liens, and any other document reasonably requested by Buyer in connection with this Agreement.

Section 6.7  Governmental Filings.  As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file any reports or notifications that may be required to be filed by it under applicable law (including, without limitation, any filings under the HSR Act).

Section 6.8  Consents.  After the Closing, each Seller Party shall use its best efforts to obtain any consents or approvals or assist in any filings required in connection with the transactions contemplated hereby that are requested by Buyer and that have not been previously obtained or made.

Section 6.9  Public Announcements.  No party shall, without the prior approval of the other party, issue, or permit any of its partners, stockholders, directors, officers, managers, members, employees, agents or Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law or applicable stock exchange regulations.

Section 6.10  Tax Matters

(a)           The Seller Parties and Buyer agree that the transactions pursuant to this Agreement shall, for federal income Tax (and related state income Tax) purposes, be reported  as a merger of Sirius into the Partnership, governed by the “assets-over” form described in Treas. Reg. § 1.708-1(c)(3)(i), in which

(i)            Sirius is the “terminated” partnership,

(ii)           Smith LLC is treated as selling a portion of its one-third interest in Sirius to the Partnership pursuant to Treas. Reg. § 1.708-1(c)(4) (and Smith LLC and Smith hereby expressly consent to such application of Treas. Reg. § 1.708-1(c)(4)) immediately prior to the Closing in exchange for (x) the portion of the Cash Consideration allocated to Smith LLC in Schedule 2.8 and (y) any other items allocable to Smith LLC under federal income tax principles, including, without limitation, a portion of the payments made pursuant to Section 6.12(c) hereof,

(iii)          WS Maritime is treated as selling its entire one-third interest in Sirius to the Partnership pursuant to Treas. Reg. § 1.708-1(c)(4) (and WS Maritime and Sundberg hereby expressly consent to such application of Treas. Reg. § 1.708-1(c)(4)) immediately prior to the Closing in exchange for (x) the portion of the Cash Consideration allocated to WS Maritime in Schedule 2.8 and (y) any other items allocable to WS Maritime under federal income tax principles, including, without limitation, a portion of the payments made pursuant to Section 6.12(c) hereof,

(iv)          RCD is treated as selling a portion of its one-third interest in Sirius to the Partnership pursuant to Treas. Reg. § 1.708-1(c)(4) (and RCD and Dorn hereby expressly consent to such application of Treas. Reg. § 1.708-1(c)(4)) immediately prior to the Closing in exchange for (x) the portion of the Cash Consideration allocated to RCD in Schedule 2.8 and (y) any other items allocable to RCD under federal income tax principles, including, without limitation, a portion of the payments made pursuant to Section 6.12(c) hereof,

(v)           the determination of the portions of the one-third interests of each of Smith LLC and RCD that are treated as sold to the Partnership pursuant to Sections 6.10(a)(ii) and (iv), respectively, are made based on the ratio of the amount of consideration described in Sections 6.10(a)(ii) and (iv), respectively, to the total Merger Consideration received by Smith LLC and RCD, respectively, pursuant to Schedule 2.8.

(vi)          the Partnership is treated as purchasing the interests in Sirius described in Sections 6.10(a)(ii), (iii) and (iv) (the “Cash Transaction Interests”) immediately prior to the Closing and as receiving a distribution from Sirius at the Closing of the portion of the assets and liabilities of Sirius allocable to the Cash Transaction Interests in liquidation of such interests,

(vii)         at the Closing, Sirius is treated as (x) transferring the portion of its assets and liabilities that are not allocable to the Cash Transaction Interests to the Partnership in exchange for the Unit Consideration (the “Unit Transaction”) and (y) distributing the Unit Consideration to Smith LLC and RCD in the amounts specified in Schedule 2.8 in liquidation of their interests in Sirius other than the Cash Transaction Interests,

(viii)        the Unit Transaction will be treated as a tax-free transfer under Section 721, except to the extent any portion of the allocable assumed liabilities must be treated as the proceeds of a taxable sale of a portion of the assets of Sirius pursuant to Section 707 of the Code and the regulations thereunder and

(ix)           references to Smith LLC, WS Maritime or RCD in this Section 6.10 are treated as references to Smith, Sundberg or Dorn, respectively to the extent any of Smith LLC, WS Maritime or RCD is a disregarded entity for federal income tax purposes.

The Buyer, Smith LLC and RCD will consult with each other and attempt to agree in good faith as to the portion, if any, of Sirius’s assets that is treated as disposed of in a taxable sale pursuant to Section 707 of the Code and Section 6.10(a)(viii) of this agreement.  For this purpose, no liability will be treated as a “qualified liability” under Treas. Reg. § 1.707-5(a)(6) if Schedule 4.26(e) does not contain sufficient information to confirm the status of the liability as a “qualified liability”).  In the event the parties are unable to agree, the determination of the Buyer will be binding on the parties.  Each party agrees not to assert, in connection with any Tax Return, tax audit or similar proceeding, any position inconsistent with the allocations and determinations described in this Section 6.10(a).

(b)           The Sellers will indemnify and hold Sirius and Buyer harmless from (i) any liability for Taxes with respect to Sirius Items (and any other liability of Sirius for Taxes) for events, and for Tax periods (or portions thereof) ending, on or before the Closing Date, and (ii) any liability of Sirius or any other entity for which Sirius could be held liable after the Closing under Treas. Reg. § 1.1361-4(a)(6), Treas. Reg. § 1.1502-6, Treas. Reg. § 301.7701-2(c)(2)(iii) or similar principles, excepting Taxes described in Section 6.10(c).  For Tax periods ending on or before the Closing Date, the Seller Parties and Sirius shall cause to be timely filed with appropriate Governmental Bodies all Tax Returns required to be filed by or with respect to Sirius and Sirius Items, and shall pay or cause to be paid or make provisions for the payment of all Taxes due with respect thereto.  Buyer and the Partnership shall cooperate with the Seller Parties and provide such information and access to records and personnel as is reasonably necessary to prepare such returns.

(c)           All transfer, documentary, sales, use, registration, real estate transfer or gain or similar or related Tax (but not any business and occupation Tax) related to or arising from the transactions contemplated herein shall be borne by Buyer.  Sellers and Buyer shall cooperate in timely making all Tax Returns as may be required to comply with the provisions of such Tax laws.

(d)           Members shall cause the provisions of any Tax sharing agreement between Members and any of their Affiliates (other than Sirius), on the one hand, and Sirius, on the other hand, to be terminated on or before the Closing Date, and no further payments shall be made thereunder.

(e)           The Seller Parties, Sirius, the Buyer and the Partnership shall prepare all Tax Returns (and shall jointly prepare IRS Form 8594, if such form is required as to all or any portion of the transactions contemplated by this Agreement, as soon as practicable after the Closing Date) to report the allocation of the Merger Consideration

(i)            in a manner consistent with Section 6.10(a) and

(ii)           among the assets of Sirius in the manner required by law, on the basis that (w) the fair market value of the vessels is equal to the amount determined in an appraisal of the vessels owned or leased by Sirius to be prepared by Marcon International, Inc.  (with Buyer to bear the cost of the appraisal), (x) the fair market value of all tangible assets other than vessels is equal to their respective tax bases, (y) the fair market value of the covenants not to compete in Section 6.5 is equal to the amount determined in an appraisal to be obtained by Buyer at Buyer’s expense and (z) the fair market value of all other intangible assets is equal to the balance of any allocable consideration; provided that the total amount allocated to the covenants not to compete under Section 6.10(e)(ii)(y) and other intangible assets that produce ordinary income to the Seller Parties will not exceed $400,000

(f)            A capital account will be established for each Partnership unit issued as Unit Consideration in an amount equal to the fair market value of the unit on the Closing Date.  Differences between the fair market value and the basis of the Sirius assets allocable to the Contributions shall be taken into account in the manner required by Section 704(c) of the Code.  The Buyer will elect the remedial method of Treas. Reg. § 1.704-3(d) as to all such assets.  All other determinations regarding the application of Section 704(c), the determination and maintenance of capital accounts and other tax matters relating to the Contributions and the assets allocable thereto shall be made in the discretion of the Buyer in a manner consistent with the Partnership Agreement.  For a period of three years following the Closing Date, the Buyer will not sell any of vessels owned by Sirius on the Closing Date.

(g)           If Sirius does not have an election under Section 754 of the Code in effect as of the date hereof, the Seller Parties shall cause Sirius to make such an election in the first federal income tax return of Sirius filed after the date hereof (whether or not such return is the final income tax return of Sirius for the period ending on the Closing Date).

Section 6.11           Closing Date Balance Sheet.  On the Closing Date, Sellers shall deliver to Buyer a balance sheet of Sirius as of the Closing Date (the “Closing Date Balance Sheet”), accompanied by a certificate of the President of Sirius to the effect that such statement, except as set forth on Schedule 6.11, has been prepared in accordance with GAAP.  Within sixty days following the delivery of the Closing Date Balance Sheet, Buyer shall notify the Seller Parties if Buyer disagrees with the Closing Date Balance Sheet.  If Buyer does not so notify the

Seller Parties, Buyer shall be deemed to have accepted such determination.  If Buyer does so notify the Seller Parties that Buyer disagrees with such determination, and the Seller Parties and Buyer are thereafter unable to agree within ten days upon the Closing Date Balance Sheet, then the Closing Date Balance Sheet shall be determined by an independent accounting firm selected by the Seller Parties from a list of three nationally recognized independent accounting firms provided by Buyer.  The determination by such accounting firm shall be final and binding on Buyer and the Seller Parties, and the fees and expenses of such accounting firm shall be borne equally by the Seller Parties, on the one hand, and Buyer, on the other hand.

Section 6.12           Employees.

(a)           For a period of three years after the Closing, none of the Seller Parties or their Affiliates shall, directly or indirectly, either for itself or any other Person, (i) induce or attempt to induce any employee of Buyer or its Affiliates to leave the employ of Buyer or its Affiliates, (ii) in any way interfere with the relationship between Buyer or its Affiliates and any of their respective employees (provided that no party shall be deemed to be interfering with such relationship if it hires a former employee of the other party who has been terminated by the other party or has resigned from the employment of such other party and the provisions of clause (i) hereof have not been violated by the Seller Parties or their Affiliates), or (iii) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of Buyer or its Affiliates, in each case except for employees set forth on Schedule 6.12(a).  For purposes of this Section 6.12, employees of Sirius immediately prior to the Closing shall be deemed to be employees of Buyer and its Affiliates and not employees of the Seller Parties and their Affiliates.

(b)           Prior to the Closing Date, Sirius shall terminate participation in each of the Plans and agreements set forth on Schedule 4.20 to the extent requested by Buyer (the “Terminated Plans”), and Sirius and the Seller Parties shall take all actions reasonably necessary to ensure that all liabilities arising under the Terminated Plans are either satisfied prior to the Closing or assumed by the Seller Parties or another affiliate of the Seller Parties.

(c)           At or prior to Closing, Sirius may, at its option, pay to its employees one-time bonuses or other compensation in an amount not to exceed $1,000,000 in the aggregate including all employment and other taxes payable in connection therewith.  At Closing, the aggregate amount of such bonuses or other compensation and employment and other taxes in connection therewith shall be paid by Buyer to Sirius as a capital contribution, and the Merger Consideration shall be reduced by such amount as provided in Section 2.8(a)(i)(6).  Such bonuses or other compensation shall be paid only if the receiving employee executes and delivers a release in substantially the form attached hereto as Exhibit A.

Section 6.13           Vehicle Purchase Option.  Immediately after Closing, each Seller shall have the option to purchase the automobile set forth opposite such Seller’s name on Schedule 6.13 for the purchase price set forth therein.  Such option shall remain in effect for ten business days after the Closing Date.

Section 6.14           Financial Statements.  Sirius and the Seller Parties shall engage PricewaterhouseCoopers LLP to conduct a three-year audit of the financial statements of Sirius and financial reviews under Statement of Auditing Standards No. 100 of the interim unaudited financial statements of Sirius, which in each case are required to be filed by Buyer or its Affiliates under Rule 3-05 of Regulation S-X of the Exchange Act.  Such financial statements shall be free of any qualifications and shall be substantially consistent with the Unaudited Financial Statements.  The financial statements provided for in this Section 6.14 shall, when completed, be attached as Schedule 4.12(b) and Schedule 4.12(c) to this Agreement, as applicable, as provided in Section 4.12(b) and Section 4.12(c).

Section 6.15           Notification.  Between the date of this Agreement and the Closing Date, Sirius and the Seller Parties will promptly notify Buyer in writing if Sirius or any such Seller Party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Sirius or any Seller Party as of the date of this Agreement, or if Sirius or any such Seller Party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Schedules referred to in Articles III or IV of this Agreement if such Schedules were dated as of the date of the occurrence or discovery of any such fact or condition, then Sirius and the Seller Parties will promptly deliver to Buyer a supplement to such Schedules specifying such change.  During the same period, Sirius and the Seller Parties will promptly notify Buyer of the occurrence of any breach of any pre-closing covenant of Sirius or the Seller Parties in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.  If Buyer elects to proceed with the Closing after receipt of such written notification, then Buyer shall be deemed to have waived in full any breach of the representations, warranties or pre-closing covenants of Sirius or the Seller Parties contained in any such notification (but only to the extent described therein).

Section 6.16           Insurance.  Sirius and the Seller Parties will cooperate with Buyer to arrange for new insurance coverages for Sirius effective upon and after the Closing with the cost of such new insurance coverages to be at Buyer’s expense.  The Seller Parties shall use their reasonable best efforts to keep the Insurance Policies in full force and effect from and after the Closing Date with respect to claims occurring prior to the Closing Date.

Section 6.17           Misdirected Payments.  To the extent the Seller Parties or any of their respective Affiliates receive payments from Sirius’s customers after the Closing with respect to services rendered by Sirius, then the receiving party shall promptly remit such payments to Sirius.

Section 6.18           Restrictions on Transfer; Legends.

(a)           A Seller Party shall not transfer (whether by sale, assignment, pledge or otherwise) any Unit Consideration to any Person unless such Person is a citizen of the United States within the meaning of Chapter 505 of Title 46 of the United States Code for the purpose of operating vessels in the coastwise trade of the United States and unless such Person otherwise complies with this Section 6.18.

(b)           Prior to any proposed transfer (whether by sale, assignment, pledge or otherwise) of the Unit Consideration, the proposed transferor (the “Transferor”) will give written notice to the Partnership of its intention to effect such transfer.  Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, contain evidence of citizenship of the proposed transferee and shall be accompanied by a written opinion of legal counsel who shall be reasonably satisfactory to the Partnership, addressed to the Partnership, to the effect that (i) the proposed transfer of the securities in question may be effected without registration under the Securities Act, (ii) such proposed transfer does not call into question the exemption from registration under which such Unit Consideration was initially issued by the Partnership to the Seller Party and (iii) the proposed transferee is a citizen of the United States within the meaning of Chapter 505 of Title 46 of the United States Code for the purpose of operating vessels in the coastwise trade of the United States.  Any such legal opinion must be reasonably satisfactory to the Partnership and must state that it may also be relied upon by any applicable transfer agent or stock exchange or counsel to the Partnership.  The Partnership may also require a certificate of the Transferor that certifies as to matters that assist the Partnership in establishing compliance with securities laws as at the time of the proposed transfer (including, without limitation, representations relating to the proposed transfer and the transferee of the type set forth in Section 3.8 hereto).

(c)           Upon compliance with the terms hereof to the reasonable satisfaction of the Partnership, the Transferor shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the Transferor to the Partnership.  Each certificate evidencing the Unit Consideration so transferred shall bear an appropriate restrictive legend reasonably deemed necessary by the Partnership, including any appropriate legend relating to the restrictions and obligations set forth in this Section 6.18 and in Section 3.8 hereto.

(d)           The Transferor will, prior to any transfer (unless such transfer is made pursuant to Rule 144 or an effective registration statement under the Securities Act), cause any transferee of the Unit Consideration to enter into an agreement with the Partnership that the transferee will take and hold such securities subject to the provisions and upon the conditions specified in this Section 6.18 and in Section 3.8 hereto.

(e)           The Partnership may issue stop transfer instructions to any transfer agent for the Common Units in order to implement any restriction on transfer contemplated by this Section 6.18 or Section 3.8 hereto.  The certificates representing the Unit Consideration shall contain the following legend:

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW.  SUCH UNITS MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE PARTNERSHIP AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT ANY PROSPECTUS DELIVERY REQUIREMENTS ARE NOT APPLICABLE.  THE UNITS WERE ISSUED PURSUANT TO AN

AGREEMENT WHICH INCLUDES ADDITIONAL RESTRICTIONS ON THEIR TRANSFER AND COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE PARTNERSHIP AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP.

(f)            Without limiting the generality of any other provision hereof, the provisions of this Section shall be binding on successive transferees.  The Partnership shall have no obligation to effect any transfer on its books and records (and no such attempted transfer shall be effective) unless such transfer is made in accordance with the terms of this Section 6.18.

(g)           The provisions of subsections (a) - (f) of this Section 6.18 shall not apply to any transfer effected on the New York Stock Exchange pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

ARTICLE VII
INDEMNIFICATION

Section 7.1             Seller Parties’ Indemnity Obligations

(a)           Seller and its Member agree, severally and not jointly with any other Seller or Member, to indemnify each Buyer Indemnified Party against, and hold each Buyer Indemnified Party harmless from and against, any Indemnified Amounts that arise from, are based on or relate or otherwise are attributable to (1) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of such Seller and its Member in Article III of this Agreement, (2) any violation or breach by such Seller or its Member of or default by such Seller or its Member under the terms of this Agreement, and (3) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with such Seller or its Member (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.  Buyer shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section 7.1(a).

(b)           The Seller Parties agree, jointly and severally, to indemnify each Buyer Indemnified Party against, and hold each Buyer Indemnified Party harmless from and against, any Indemnified Amounts that arise from, are based on or relate or otherwise are attributable to (1) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Sirius and the Seller Parties in Article IV of this Agreement (provided that the representations and warranties shall be read as if no materiality qualifiers were contained therein), (2) any violation or breach by Sirius or the Seller Parties of or default by Sirius or the Seller Parties under the terms of this Agreement, (3) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller Party or Sirius (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement, (4) any claim by any Person under ERISA or other applicable law relating to an “employee pension benefit plan” sponsored, maintained or contributed to by an ERISA Affiliate and subject to Title IV of ERISA or the minimum funding requirements of Code section 412, or (5) any claims related to the improper classification of employees for purposes of the Fair Labor Standards Act or other applicable law during any period prior to Closing.  Buyer shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section 7.1(b).  Notwithstanding the foregoing, the Seller Parties shall not be required to indemnify or hold harmless the Buyer Indemnified Parties on account of any Indemnified Amounts arising under Section 7.1(b)(1) (other than with respect to breaches of representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.6, 4.8, 4.14(d), 4.15, 4.26 and 4.30 as to which the Threshold Amount shall not apply) unless the aggregate liability of the Seller Parties in respect of all Indemnified Amounts exceeds the Threshold Amount and then only for the amount in excess of the Threshold Amount.  In no event shall the Seller Parties liability to the Buyer Indemnified Parties under Section 7.1(b)(1) exceed the Ceiling Amount (other than with respect to breaches of representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.6, 4.8, 4.14(d), 4.15, 4.26 and 4.30 as to which the Ceiling Amount shall not apply).

Section 7.2             Buyer’s Indemnity Obligations.  Buyer shall indemnify each Seller Indemnified Party against, and hold each Seller Indemnified Party harmless from and against, any and all Indemnified Amounts that arise from, are based on or relate or otherwise are attributable to (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Buyer or the Partnership in this Agreement, (b) any violation or breach by Buyer or the Partnership of or default by Buyer or the Partnership under the terms of this Agreement, except to the extent such Indemnified Amount relates to a matter for which indemnification would be provided under Sections 7.1(a) or (b), or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based on any agreement or understanding alleged to have been made by any such Person with Buyer or the Partnership (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.  The failure of Buyer to cure, remediate or otherwise repair any condition or circumstance existing at the Closing or caused by Seller shall not be deemed an “omission” for purposes hereof.  Seller shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of their rights under this Section 7.2.  Notwithstanding the foregoing, Buyer shall not be required to indemnify or hold harmless the Seller Indemnified Parties on account of any Indemnified Amounts arising under Section 7.2(a) unless the aggregate liability of Buyer in respect of all Indemnified Amounts exceeds the Threshold Amount and then only for the amount in excess of the Threshold Amount.  In no event shall the Buyer’s aggregate liability to the Seller Indemnified Parties under this Section 7.2(a) exceed the Ceiling Amount (other than with respect to breaches of representations and warranties contained in Sections 5.1 and 5.7 as to which the Ceiling Amount shall not apply).

Section 7.3             Survival.  All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in this Agreement and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on the third anniversary of the Closing Date, except (a) the representations and warranties of each Seller and its Member set forth in Sections 3.1, 3.2, 3.3, 3.6 and 3.8 shall survive forever, (b) the representations and warranties of the Seller Parties set forth in Sections 4.7, 4.19, 4.20, 4.21, 4.22 and 4.26 shall survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) and (c) the representations and warranties of the Seller Parties set forth in Sections 4.1, 4.2, 4.3, 4.8, and 4.14(d) shall survive forever.  After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VII to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 7.3, no claim presented in writing for indemnification pursuant to this Article VII on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration.  The indemnification obligations under this Article VII or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the Indemnified Party.  The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.

Section 7.4             Indemnification Procedures.  All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)           Promptly after receipt by a Person entitled to indemnity under Section 7.1 or 7.2 (an “Indemnified Party”) of notice of the assertion of a claim against an Indemnified Party by a Person that is not a party to this Agreement (a “Third-Party Claim), such Indemnified Party shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Party”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Party’s failure to give such notice.

If an Indemnified Party gives notice to the Indemnifying Party pursuant to the preceding paragraph of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party.  After notice from the Indemnifying Party the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent.  If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within twenty days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

Notwithstanding the provisions of Section 10.10, Seller hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Party for purposes of any claim that a Buyer Indemnified Party may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

With respect to any Third-Party Claim subject to indemnification under this Article VII: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

With respect to any Third-Party Claim subject to indemnification under this Article VII, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information (as defined below) and the attorney-client and work-product privileges.  In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(b)           If any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.  If the Indemnifying Party does not notify the Indemnified Party within twenty days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

Section 7.5             General.  The indemnification provisions in this Article VII shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or Laws (including any past, present or future bulk sales law, Environmental Law, fraudulent transfer act, occupational safety and health law or product liability, securities or other Law) and regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.  The rights of the parties to indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations.  All representations, warranties, covenants and agreements made by the parties shall not be deemed merged into any instruments or agreements delivered in connection with the Closing or otherwise in connection with the transactions contemplated hereby.

Section 7.6             Exclusivity.  The indemnification rights in Section 6.10 and this Article VII shall be the exclusive remedies of the Indemnified Parties for any Indemnified Amounts arising out of or resulting from any breach of any of the representations and warranties in this Agreement (other than any claim for Indemnified Amounts arising out of or based on fraud or willful misconduct).

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1             Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated herein are subject, at the option of Buyer, to satisfaction of the following conditions:

(a)           Compliance.  Sirius and the Seller Parties shall have complied with their covenants and agreements contained herein, and the representations and warranties contained in Articles III and IV hereof shall be true and correct on the date hereof and true and correct in all material respects as of the Closing Date (except those representations and warranties qualified by materiality, which shall be true and correct in all respects as so qualified).

(b)           Officer’s Certificate.  Buyer shall have received a certificate, dated as of the Closing Date, of an executive officer of Sirius and each Seller certifying as to the matters specified in Sections 8.1(a) hereof.

(c)           Sellers’ Resolutions.  Each Seller shall deliver to Buyer a certified copy of resolutions duly adopted by the members of such Seller and authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein.

(d)           Assignment of Membership Interests.  The Seller Parties shall each deliver Assignments of Membership Interests assigning to Buyer all of their rights, title and interests in their respective Membership Interests in Sirius in the form attached as Exhibit B duly executed by Sellers.

(e)           HSR Act.  Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(f)            Delivery of Financial Statements.  Buyer shall have received the financial statements required by Section 6.14 at least thirty business days prior to the Closing Date.

(g)           No Material Adverse Change.  No material adverse change in the value of the Membership Interests or in the business or in the financial condition of Sirius shall have occurred since the date hereof, and no event shall have occurred since the date hereof which could be expected to lead to or cause such a material adverse change; provided, however, that (i) changes resulting from conditions affecting the coastwise maritime petroleum transportation industry in general and (ii) changes in the economy in general shall, in each case, be excluded from the determination to the extent that they do not have a disproportionate effect on Sirius as compared to other entities engaged in the coastwise maritime petroleum transportation industry in Hawaii and along the West Coast.

(h)           Certified Abstracts.  Sirius and the Seller Parties shall deliver certified abstracts of title for each of the Vessels issued by the U.S. Coast Guard at the National Vessel Documentation Center dated no earlier than seven days prior to the date of the Closing (i) showing that Sirius is the owner of the Owned Vessels and that such Owned Vessels are free and clear of all Liens except Permitted Liens and (ii) identifying the owner of the Bareboat Chartered Vessels and that such Bareboat Chartered Vessels are free and clear of all Liens except Permitted Liens.

(i)            Confirmation of Class Certificates.  Sirius and the Seller Parties shall deliver confirmation of class certificates for each of the Vessels where applicable (free from recommendations) issued by the American Bureau of Shipping issued no earlier than seven days prior to the date of the Closing.

(j)            Orders, Etc.  No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Body or court that reasonably may be expected to (i) prohibit

Buyer’s ownership or operation of all or a material portion of the assets of Sirius, or compel Buyer to dispose of or hold separate all or a material portion of Buyer’s or Sirius’s business or assets, as a result of the transactions contemplated by this Agreement or (ii) prohibit consummation of the transactions contemplated by this Agreement.

(k)           Removal of Liens.  Sirius and the Seller Parties shall have caused any and all Liens on the assets of Sirius except Permitted Liens to be released and shall have provided Buyer with documentary evidence to such effect.

(l)            Consent of Mortgagee.  If Sirius is required to redocument any Vessels immediately following the Closing, Sirius and Bank of America, N.A. shall have executed a mortgagee consent to such redocumentation on Coast Guard form CG-4593.

(m)          Resignations.  Each director and officer of Sirius shall deliver a notice of resignation in the form previously approved by Buyer.

(n)           Employee Releases.  Each employee to whom a special bonus has been paid or promised, orally or in writing, shall deliver to Sirius and Buyer an executed release in substantially the form attached as Exhibit A hereto.

(o)           Employment Agreements.  Each of Robert C. Dorn, Gordon L.K. Smith and Wayne A. Sundberg shall execute and deliver an Employment Agreement in substantially the form attached as Exhibit C hereto.

(p)           Due Diligence.  Buyer shall have received surveys of the Vessels from W.H. Paddie & Associates, Inc. and the condition of such Vessels as reflected in such surveys shall be reasonably satisfactory to Buyer.

(q)           Simultaneous Closing of Acquisition of Smith Maritime Companies.  The transactions contemplated by that certain Agreement and Plan of Merger dated as of June 25, 2007, by and among K-Sea Acquisition1 LLC, the Partnership, Smith and the other parties thereto, shall close simultaneously with the closing of the transactions contemplated by this Agreement.

(r)            Other Documents.  Sirius and the Seller Parties shall deliver to Buyer such other documents, instruments and certificates as may be reasonably requested by Buyer, including, without limitation, the original company book, minute books and seal (if any) of Sirius.

(s)           Consents.  All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained.

Section 8.2             Conditions to Obligations of Sirius and the Seller Parties.  The obligations of Sirius and the Seller Parties to consummate the transactions contemplated herein are subject, at the option of Sirius and the Seller Parties, to satisfaction of the following conditions:

(a)           Compliance.  Buyer shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article V hereof shall be true and correct on the date hereof and true and correct in all material respects as of the Closing Date (except those representations and warranties qualified by materiality, which shall be true and correct in all respects as so qualified).

(b)           Officer’s Certificate.  The Seller Parties shall have received a certificate, dated as of the Closing Date, of an executive officer of the general partner of Buyer certifying as to the matters specified in Section 8.2(a) hereof.

(c)           Buyer and Partnership Resolutions.  Buyer and the Partnership shall deliver to the Seller Parties a certified copy of resolutions duly adopted by the board of directors of the general partner of each of Buyer and the Partnership authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein.

(d)           HSR Act.  Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(e)           Orders, Etc.  No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Body or court that reasonably may be expected to prohibit consummation of the transactions contemplated by this Agreement.

(a)           Employment Agreements.  Buyer shall execute and deliver an Employment Agreement with respect to each of Robert C. Dorn, Gordon L.K. Smith and Wayne A. Sundberg in substantially the form attached as Exhibit C hereto.

(b)           Simultaneous Closing of Acquisition of Smith Maritime Companies.  The transactions contemplated by that certain Agreement and Plan of Merger dated as of June 25, 2007, by and among K-Sea Acquisition1 LLC, the Partnership, Smith and the other parties thereto, shall close simultaneously with the closing of the transactions contemplated by this Agreement.

(f)            Other Documents.  Buyer shall deliver to the Seller Parties such other documents, instruments and certificates as may be reasonably requested by the Seller Parties.

(g)           Consents.  All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained.

(h)           Merger Consideration.  Buyer shall have delivered the Merger Consideration pursuant to Section 2.8.

(j)            Registration Rights Agreement.  The Partnership shall have executed and delivered a registration rights agreement in substantially the form attached as Exhibit D hereto.

(j)            Release of Guarantees.  Each of the Seller Parties shall have been released from any personal guarantee which may have been entered into by a Seller Party in connection with the Business Loan Agreement.

ARTICLE IX
TERMINATION

Section 9.1             Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           By the mutual written agreement of Buyer and the Seller Parties;

(b)           By Buyer if any of the conditions set forth in Section 8.1 hereof shall have become incapable of fulfillment and shall not have been waived by Buyer;

(c)           By the Seller Parties if any of the conditions set forth in Section 8.2 hereof shall have become incapable of fulfillment and shall not have been waived by the Seller Parties;

(d)           By either Buyer, on the one hand, or the Seller Parties, on the other hand, by written notice thereof to the other, if the transactions contemplated hereby shall not have been consummated on or before October 31, 2007, or such other date, if any, as Buyer and the Seller Parties shall agree upon in writing; or

(e)           By Buyer, on the one hand, or the Seller Parties, on the other hand, if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Body having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, or imposing a material adverse condition upon, the consummation of this Agreement or the transactions contemplated hereby;

provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section 9.1 if the event giving rise to such termination right shall be due to the negligent or willful failure of the party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

Section 9.2             Effect of Termination.  The following provisions shall apply in the event of a termination of this Agreement:

(a)           Each party’s right of termination pursuant to Section 9.1 hereof is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate except as set forth in Section 9.2(b) hereof; provided, however, that (i) if this Agreement is terminated by Buyer because of the breach of this Agreement by Sirius or the Seller Parties or because one or more of the conditions to Buyer’s obligations under this Agreement is not satisfied as a result of the failure of Sirius or any Seller Party to comply with its obligations under this Agreement, Buyer’s right to pursue all legal remedies will survive such termination unimpaired, and (ii) if this Agreement is terminated by the Seller Parties because of the breach of this Agreement by Buyer or because one or more of the conditions to the Seller Parties’ obligations under this Agreement is not satisfied as a result of Buyer’s failure to comply with its obligations under this Agreement, the Seller Parties’ right to pursue all legal remedies will survive such termination unimpaired.

(b)           The parties hereto hereby agree that the provisions of Sections 9.2, 10.3, 10.4, 10.5, 10.9 and 10.10 hereof shall survive any termination of this Agreement.

ARTICLE X
GENERAL PROVISIONS

Section 10.1           Release.  Subject to the limitations set forth in the last sentence in this Section 10.1, each Seller Party, for and on behalf of itself and its controlled Affiliates (the “Releasing Parties”) hereby unconditionally and irrevocably release and forever discharge, effective as of and forever after the Closing Date, to the fullest extent permitted by applicable law, Sirius and all past, present and future Buyer Indemnified Parties (collectively, the “Released Parties”) from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, “Pre-Acquisition Claims”) against Sirius that arise out of or are based on any agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter occurring contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date (whether based on any governmental requirement or right of action, at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, “Pre-Acquisition Matters”), including without limitation: (a) claims by a Releasing Party with respect to repayment of loans or indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which a Releasing Party is a party; and (c) claims by a Releasing Party with respect to dividends or violation of preemptive rights.  Each Releasing Party further agrees not to file or bring any litigation before any Governmental Authority on the basis of or respecting any Pre-Acquisition Claim concerning any Pre-Acquisition Matter against any Released Party.  Each Releasing Party (a) acknowledges that such Releasing Party fully comprehends and understands all the terms of this Section 10.1 and their legal effects and (b) expressly represents and warrants that (i) such Releasing Party is competent to effect the release made in this Section 10.1 knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its Representatives and (ii) such Releasing Party had the opportunity to consult with an attorney of its choice regarding this Section 10.1.  This Section 10.1 shall not affect the rights of any Releasing Party under this Agreement.

Section 10.2           Arbitration.

(a)           Disputes Covered.  Except for matters arising under Section 6.5 and Section 10.3, any dispute, controversy, difference or claim arising out of or in connection with indemnification of an Buyer Indemnified Party or a Seller Indemnified Party pursuant to this Agreement, or the breach, termination or validity thereof, which cannot be amicably resolved by the parties within thirty days after receipt by a party of written notice from any other party that such a dispute, controversy, difference or claim exists, shall be settled by final and binding arbitration.

(b)           Forum.  The forum for the arbitration shall be New York, New York.

(c)           Law.  The governing law for the arbitration shall be the law of the State of New York, without reference to its conflicts of laws provisions.

(d)           Selection.  The arbitration shall be conducted by three arbitrators, unless the parties are able to agree on a single arbitrator.  In the absence of such agreement within ten days after the initiation of an arbitration proceeding, Sellers shall select one arbitrator and Buyer shall select one arbitrator, and those two arbitrators shall then select, within ten days, a third arbitrator.  If those two arbitrators are unable to select a third arbitrator within such ten-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association.  The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.  All arbitrators shall be residents of the United States of America.

(e)           Administration.  The arbitration shall be administered by the American Arbitration Association.

(f)            Rules.  The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association (the “Commercial Arbitration Rules”), as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts in New York.  If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.

(g)           Substantive Law.  The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms.  The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law.  The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

(h)           Decision.  The arbitrators’ decision shall provide a reasoned basis for the resolutions of each dispute and for any award.  The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages or award any other damages that are excluded under the provisions of Article VII of this Agreement.

(i)            Expenses.  All costs of arbitration and enforcement of the arbitration award, including reasonable attorneys’ fees and court costs, costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs shall be apportioned by the arbitrator(s) selected pursuant to Section 10.2(d) hereof with a view to allocating costs to the party that does not prevail in the arbitration.

(j)            Payment of Arbitration Award.  The arbitration award shall be made and shall be payable free of any Tax or any other deduction. The arbitration award shall include interest, at a rate determined as appropriate by the arbitrators, as of the date of any breach or other violation of this Agreement to the date when the arbitration award is paid in full.

(k)           Enforcement.  The parties further agree that the arbitration award and any judgment thereon, if unsatisfied, may be entered in and shall be enforceable by the courts of any nation having jurisdiction over the person or property of the party against whom the arbitration award has been rendered.

(l)            Specific Performance; Enforcement of Arbitration Award.  In the event of any breach by a party of the terms of this Agreement which would cause any nonbreaching party to be irreparably harmed or for which such nonbreaching party could not be made whole by monetary damages, then in such circumstances such nonbreaching party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted pursuant to this Section 10.2 and in any action instituted in any court of applicable jurisdiction to enforce any interim or final arbitration award rendered pursuant to this Section 10.2.

(m)          Waiver of Jury Trial.  EACH PARTY EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING RELATING TO OR ARISING FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.  EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER THIS AGREEMENT AND EACH PARTY REPRESENTS THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS JURY TRIAL RIGHT AFTER CONSULTATION WITH LEGAL COUNSEL.

Section 10.3           Confidentiality.

(a)           Each Seller Party acknowledges that it has or may have had in the past, currently has and in the future may have access to Confidential Information (as defined below) of Sirius, Buyer and the Partnership.  During the period prior to Closing, the parties agree to abide by the confidentiality provisions in paragraph 10 of the letter of intent dated January 25, 2007 between K-Sea Operating Partnership L.P. and the Seller Parties (and that the Seller Parties will be bound by such paragraph as if it applied to them mutatis mutandis).  From and after the Closing, each Seller Party agrees that it shall keep confidential all such Confidential Information and, except with the specific prior written consent of Buyer, shall not disclose such Confidential Information to any person except (i) the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents (collectively, “Representatives”) of Buyer and (ii) its own Representatives, provided that those Representatives agree to the confidentiality provisions of this Section 10.3.  “Confidential Information” means, with respect to any Person, all trade secrets, know how and other confidential, nonpublic and/or proprietary information of that Person, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Body and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person; provided, however, that Confidential Information shall not include such information as (A) becomes known to the public generally through no fault of such Seller Party or (B) is required to be disclosed by law or the order of any Governmental Body under color of law, provided, that prior to disclosing any information pursuant to this clause (B), such Seller Party shall, if possible, give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest that disclosure.

(b)           Because of (i) the difficulty of measuring economic losses as a result of the breach of the covenants in Section 10.3(a) and (ii) the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, in the event of a breach or threatened breach by Seller of the provisions of this Section 10.3 with respect to any Confidential Information, Buyer shall be entitled to an injunction restraining the Seller Parties from disclosing, in whole or in part, that Confidential Information.  Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

Section 10.4           Expenses.  Except as otherwise provided in this Agreement, Buyer and the Seller Parties shall pay their own respective fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement (including the exhibits and schedules hereto) and the consummation of the transactions contemplated herein and therein, including all legal, accounting, tax, brokers’ and other advisors’ fees and expenses, it being understood that such expenses shall be paid on behalf of the Seller Parties by Sirius at or prior to the Closing.  Notwithstanding the foregoing, (1) each of Buyer, on the one-hand, and the Seller Parties, on the other hand, shall pay one-half of the filing fee under the HSR Act and (2) Buyer shall pay one-half of the cost incurred by Sirius for obtaining the financial statements contemplated by Section 6.14, provided that if this Agreement is terminated and Sirius or the Seller Parties engage in activity described in Section 6.1 within two years from the date of this Agreement, then the Seller Parties shall reimburse Buyer for any and all of such costs; provided further that the foregoing proviso shall not apply to any merger, consolidation, share exchange or other business combination among Sirius, Smith (including one or more of Smith’s wholly owned subsidiaries as of the date of this Agreement) and Go Big Chartering, LLC, a Hawaiian limited liability company wholly owned by Gordon L.K. Smith.

Section 10.5           Entire Agreement.  This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and constitutes (along with the schedules, exhibits, and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter and there are no terms, conditions, representations, warranties, or covenants other than those contained in this Agreement (along with the schedules, exhibits, and other documents delivered pursuant to this Agreement).  This

Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

Section 10.6           No Reliance.  No promise or inducement for this Agreement has been made to Buyer except as set forth herein and in the schedules, exhibits and other documents delivered pursuant to this Agreement.  This Agreement is executed by Buyer freely and voluntarily, and without reliance on any statement, representation, or warranty, whether written or oral, by any Seller Party, or any of their officers, directors, accountants, attorneys or other agents or representatives, except as set forth in this Agreement and the schedules, exhibits and other documents delivered pursuant to this Agreement.

Section 10.7           Waivers and Consents.  All waivers and consents given hereunder shall be in writing.  No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

Section 10.8           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the third day after mailing, by United States mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice) or (c) received by facsimile at the phone number listed below:

(a)	If to Buyer or the Partnership to:

K-Sea Transportation Partners L.P.
One Tower Center Boulevard, 17th Floor
East Brunswick, New Jersey 08816
Attn: Timothy J. Casey
Fax: (732) 565-3696

with a copy to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002
Attn: Sean T. Wheeler
Fax: (713) 229-7868

(b)	If to Sirius to:

Sirius Maritime, LLC

309 S Cloverdale St
Seattle, Washington 98108
Attn: President

with a copy to:

Bauer Moynihan & Johnson LLP
2101 Fourth Avenue, Suite 2400
Seattle, Washington 98121
Attn: Gary M. Haugen
Fax: (206) 905-3326

(c)	If to RCD or Dorn to:

Robert C. Dorn
3259 35th Ave SW
Seattle, Washington 98126

with a copy to:

Bauer Moynihan & Johnson LLP
2101 Fourth Avenue, Suite 2400
Seattle, Washington 98121
Attn: Gary M. Haugen
Fax: (206) 905-3326

(d)	If to Smith LLC or Smith to:

Gordon L. K. Smith
8440 North Mercer Way
Mercer Island, Washington 98404

with a copy to:

Bauer Moynihan & Johnson LLP
2101 Fourth Avenue, Suite 2400
Seattle, Washington 98121
Attn: Gary M. Haugen
Fax: (206) 905-3326

(e)	If to WS Maritime or Sundberg to:

Wayne A. Sundberg
12014 Via Palazzo Lane
Cypress, Texas 77429

with a copy to:

Bauer Moynihan & Johnson LLP
2101 Fourth Avenue, Suite 2400
Seattle, Washington 98121
Attn: Gary M. Haugen
Fax: (206) 905-3326

Section 10.9           Assignments, Successors and No Third-Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to an Affiliate of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the transactions contemplated by this Agreement; provided that such assignment shall not relieve Buyer of is obligations under this Agreement.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.8.

Section 10.10         Choice of Law.  This Agreement shall be governed by the internal laws of the State of New York (without regard to the choice of law provisions thereof).

Section 10.11         Jurisdiction and Venue.  Without limiting the provisions of Section 7.5, the Seller Parties and Buyer hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in any federal or state court in New York City, New York and agree that service of process may be accomplished pursuant to Section 10.7 above.

Section 10.12         Construction; Section Headings; Table of Contents.  The language used in this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto.  The section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.13         Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.14         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 10.15         Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.16         Power of Attorney.  Each Seller Party hereby irrevocably makes, constitutes and appoints Gordon L.K. Smith as its representative (the “Seller Party Representative”) and its true and lawful attorney-in-fact, with full power and authority, in the name and on behalf of each Seller Party, to act on behalf of each of them in the absolute discretion of the Seller Party Representative with respect to all matters arising out of or in connection with this Agreement and, in general, to do all things and to perform all acts, including executing and delivering agreements (including amendments to this Agreement), certificates, receipts, instructions or other instruments contemplated by this Agreement or deemed advisable to effectuate the transactions contemplated by this Agreement.  This power of attorney and all authority conferred hereby shall be coupled with an interest and irrevocable and shall not be terminated by any act of any Seller Party or by operation of law, whether by the bankruptcy, dissolution, liquidation, death, disability or incapacity of a Seller Party or by the occurrence of any other event or events.  Each Seller Party hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Seller Party Representative pursuant to this Section 10.15.  Each Seller Party agrees that the Seller Party Representative shall have no obligation or liability to any Person for any act or omission taken or omitted by the Seller Party Representative in good faith hereunder, and the Seller Parties shall indemnify and hold the Seller Party Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Seller Party Representative may sustain as a result of any such action or omission by the Seller Party Representative hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SEA COAST TRANSPORTATION LLC

By:	/s/ TIMOTHY J. CASEY
Name:		Timothy J. Casey
Title:	President/CEO

K-SEA TRANSPORTATION PARTNERS L.P.

By:	K-Sea General Partner L.P.

	By:	K-Sea General Partner GP LLC

	By:	/s/ TIMOTHY J. CASEY
	Name:	Timothy J. Casey
	Title:	President/CEO

SIRIUS MARITIME, LLC

By:	/s/ ROBERT C. DORN
Robert C. Dorn
President

RCD MARITIME ENTERPRISES, LLC

By:	/s/ ROBERT C. DORN
Robert C. Dorn
President

SMITH MARITIME, LLC

By:	/s/ GORDON L.K. SMITH
Gordon L.K. Smith
President

WS MARITIME PACIFIC, LLC

By:	/s/ WAYNE A. SUNDBERG
Wayne A. Sundberg
President

/s/ ROBERT C. DORN
Robert C. Dorn

/s/ GORDON L.K. SMITH
Gordon L. K. Smith

/s/ WAYNE A. SUNDBERG
Wayne A. Sundberg